Exhibit 2.1

PURCHASE AND SALE AGREEMENT

DATED MAY 23, 2017,

BY AND AMONG

LINN ENERGY HOLDINGS, LLC,

LINN OPERATING, LLC

AND

LINN MIDSTREAM, LLC

AS SELLERS,

AND

BERRY PETROLEUM COMPANY, LLC

AS BUYER

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		6

ARTICLE 2 SALE AND TRANSFER OF ASSETS; CLOSING		23
2.01	Assets	23
2.02	Purchase Price; Deposit	23
2.03	Closing; Preliminary Settlement Statement	23
2.04	Closing Obligations	24
2.05	Allocations and Adjustments	25
2.06	Assumption	28
2.07	Allocation of Purchase Price	29

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS		30
3.01	Organization and Good Standing	30
3.02	Authority; No Conflict	30
3.03	Bankruptcy	31
3.04	Taxes	31
3.05	Legal Proceedings	32
3.06	Brokers	32
3.07	Compliance with Legal Requirements	32
3.08	Prepayments	32
3.09	Imbalances	32
3.10	Material Contracts	32
3.11	Consents and Preferential Purchase Rights	33
3.12	Permits	34
3.13	Environmental Laws	34
3.14	Wells	34
3.15	Leases and Rights-of-Way	34
3.16	Disclosures with respect to Materiality	34

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		35
4.01	Organization and Good Standing; Identity of Buyer	35
4.02	Authority; No Conflict	35
4.03	Certain Proceedings	36
4.04	Knowledgeable Investor	36
4.05	Qualification	36
4.06	Brokers	36
4.07	Financial Ability	36
4.08	Securities Laws	37
4.09	Business Use, Bargaining Position	37
4.10	Bankruptcy	37

ARTICLE 5 COVENANTS OF SELLERS		37
5.01	Access and Investigation	37
5.02	Operation of the Assets	38
5.03	Insurance	39

5.04	Consent and Waivers	39
5.05	Amendment to Schedules	39

ARTICLE 6 OTHER COVENANTS		39
6.01	Notification and Cure	39
6.02	Satisfaction of Conditions	40
6.03	Insurance, Bonds, Letters of Credit, and Guaranties	40
6.04	Governmental Reviews	40

ARTICLE 7 CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		41
7.01	Accuracy of Representations	41
7.02	Sellers’ Performance	41
7.03	No Proceedings	41
7.04	No Orders	41
7.05	Necessary Consents and Approvals	41
7.06	Closing Deliverables	42

ARTICLE 8 CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE		42
8.01	Accuracy of Representations	42
8.02	Buyer’s Performance	42
8.03	No Proceedings	42
8.04	No Orders	42
8.05	Necessary Consents and Approvals	42
8.06	Closing Deliverables	43

ARTICLE 9 TERMINATION		43
9.01	Termination Events	43
9.02	Effect of Termination; Distribution of the Deposit Amount	44

ARTICLE 10 INDEMNIFICATION; REMEDIES		46
10.01	Survival	46
10.02	Indemnification and Payment of Damages by Sellers	47
10.03	Indemnification and Payment of Damages by Buyer	47
10.04	Indemnity Net of Insurance	48
10.05	Limitations on Sellers’ Liability	48
10.06	Procedure for Indemnification—Third Party Claims	49
10.07	Procedure for Indemnification – Other Claims	50
10.08	Indemnification of Group Members	50
10.09	Extent of Representations and Warranties	50
10.10	Compliance With Express Negligence Test	51
10.11	Limitations of Liability	51
10.12	No Duplication	51
10.13	Disclaimer of Application of Anti-Indemnity Statutes	52
10.14	Waiver of Right to Rescission	52

ARTICLE 11 TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS		52
11.01	Title Examination and Access	52
11.02	Preferential Purchase Rights	52
11.03	Consents	53
11.04	Title Defects	53
11.05	Title Defect Value	54
11.06	Sellers’ Cure or Contest of Title Defects	55
11.07	Limitations on Adjustments for Title Defects	56
11.08	Title Benefits	56
11.09	Buyer’s Environmental Assessment	57
11.10	Environmental Defect Notice	58
11.11	Sellers’ Exclusion, Cure or Contest of Environmental Defects	58
11.12	Limitations	59
11.13	Exclusive Remedies	59
11.14	Casualty Loss and Condemnation	59
11.15	Expert Proceedings	60

ARTICLE 12 Intentionally omitted		62

ARTICLE 13 GENERAL PROVISIONS		62
13.01	Records	62
13.02	Expenses	62
13.03	Notices	64
13.04	Governing Law; Jurisdiction; Service of Process; Jury Waiver	65
13.05	Further Assurances	66
13.06	Waiver	66
13.07	Entire Agreement and Modification	66
13.08	Assignments, Successors, and No Third Party Rights	67
13.09	Severability	67
13.10	Article and Section Headings, Construction	67
13.11	Counterparts	68
13.12	Press Release	68
13.13	Confidentiality	68
13.14	Name Change	69
13.15	Preparation of Agreement	69
13.16	Joint and Several Liability of Sellers	69
13.17	Appendices, Exhibits and Schedules	69

EXHIBITS AND SCHEDULES

Exhibit A	Leases
Exhibit A-1	Rights-of-Way
Exhibit A-2	Other Real Property
Exhibit A-3	RESERVED
Exhibit A-4	RESERVED
Exhibit A-5	Carbon Credits
Exhibit B	Wells
Exhibit C	Personal Property
Exhibit D	Form of Assignment and Bill of Sale
Exhibit E	Excluded Assets
Exhibit F	Form of Release and Quitclaim Deed
Exhibit G	RESERVED
Exhibit H-1	Form of Seller Certificate
Exhibit H-2	Form of Buyer Certificate

Schedule 2.07	Allocation of Purchase Price
Schedule 3.02(b)	No Conflict
Schedule 3.04	Taxes
Schedule 3.05	Assumed Litigation
Schedule 3.07	Compliance with Legal Requirements
Schedule 3.09	Imbalances
Schedule 3.10	Material Contracts
Schedule 3.11	Consents and Preferential Purchase Rights
Schedule 3.12	Permits
Schedule 3.13	Environmental Laws
Schedule 3.14	Wells
Schedule 5.02	Certain Authorized Pre-Closing Actions

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of May 23, 2017 (the “Execution Date”), by and among Linn Energy Holdings, LLC, a Delaware limited liability company (“LEH”), Linn Operating, LLC, a Delaware limited liability company (“LOI”), Linn Midstream, LLC, a Delaware limited liability company (“LM”, and together with LEH and LOI, “Sellers” and each a “Seller”), and Berry Petroleum Company, LLC, a Delaware limited liability company (“Buyer”). Sellers and Buyer are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITAL

Sellers desire to sell, and Buyer desires to purchase, all of Sellers’ right, title and interest in and to certain oil and gas properties and related assets and contracts, effective as of the Effective Time, for the consideration and on the terms set forth in this Agreement.

AGREEMENT

For and in consideration of the promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, in addition to other capitalized terms defined in this Agreement, the following terms have the meanings specified or referred to in this Article 1 when capitalized:

“AAA” – the American Arbitration Association.

“Accounting Expert” – as defined in Section 2.05(d).

“Affiliate” – with respect to a Party, any Person directly or indirectly controlled by, controlling, or under common control with, such Party, including any subsidiary of such Party and any “affiliate” of such Party within the meaning of Reg. §240.12b-2 of the Securities Exchange Act of 1934, as amended. As used in this definition, “control” means possession, directly or indirectly, of the power to direct or cause the direction of management, policies, or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships. The terms “controlled by,” “controlling,” and other derivatives shall be construed accordingly.

“Aggregate Defect Deductible” – an amount equal to three percent (3%) of the unadjusted Purchase Price.

“Aggregate Environmental Defect Value” – as defined in Section 11.12.

“Aggregate Title Defect Value” – as defined in Section 11.07.

“Allocated Values” – the values assigned among the Assets as set forth on Schedule 2.07.

“Applicable Contracts” – all Contracts to which any Seller is a party or is bound (or by which its interest in any of the Assets is bound) that primarily relate to any of the Assets and (in each case) that will be binding on Buyer (or its interest in any of the Assets) after the Closing, including: communitization agreements; net profits agreements; production payment agreements; area of mutual interest agreements; joint venture agreements; confidentiality agreements; farmin and farmout agreements; bottom hole agreements; crude oil, condensate, and natural gas purchase and sale, gathering, transportation, and marketing agreements; hydrocarbon storage agreements; acreage contribution agreements; operating agreements; balancing agreements; pooling declarations or agreements; unitization agreements; processing agreements; saltwater disposal agreements; facilities or equipment leases; and other similar contracts and agreements, but exclusive of any master service agreements and any other Contracts that constitute Excluded Assets.

“Asset Taxes” – ad valorem, property, excise, severance, production, sales, real estate, use, personal property and similar Taxes (including any interest, fine, penalty or additions to Tax imposed by Governmental Bodies in connection with such Taxes) based upon the operation or ownership of the Assets, the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, income, capital gains, franchise Taxes and similar Taxes based upon, measured by, or calculated with respect to net income, profits, capital, or similar measures (or multiple bases, including corporate, franchise, business and occupation, business license, or similar Taxes, if net income, profits, capital, or a similar measure is one of the bases on which such Tax is based, measured, or calculated) and Transfer Taxes.

“Assets” – all of Sellers’ collective right, title, and interest in, to, and under the following, without duplication, except to the extent constituting Excluded Assets:

(a) all of the oil and gas leases and subleases described in Exhibit A, together with any and all other right, title and interest of Sellers in and to the leasehold estates created thereby subject to the terms, conditions, covenants and obligations set forth in such leases or Exhibit A (such interest in such leases, the “Leases”), all related rights and interests in the lands covered by the Leases and any lands pooled or unitized therewith (such lands, the “Lands”), and all Royalties applicable to the Leases and the Lands;

(b) any and all oil, gas, water, CO2, disposal and injection wells located on any of the Lands (such interest in such wells, including the wells set forth in Exhibit B, the “Wells”), and all Hydrocarbons produced therefrom or allocated thereto from and after the Effective Time;

(c) all rights and interests in, under or derived from all unitization and pooling agreements, declarations and orders in effect with respect to any of the Leases or Wells and the units created thereby (the “Units”) (the Leases, the Lands, the Units and the Wells being collectively referred to hereinafter as the “Properties” or individually as a “Property”);

(d) to the extent that they may be assigned, transferred or re-issued by the applicable Seller (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee; provided Sellers shall use commercially reasonable efforts to obtain such consent), all Permits, licenses, allowances, water rights, registrations, consents, orders, approvals, variances, authorizations, servitudes, easements, rights-of-way, surface leases, other surface interests and surface rights to the extent appurtenant to or used primarily in connection with the ownership, operation, production, gathering, treatment, processing, storing, sale or disposal of Hydrocarbons or produced water from the Properties or any of the Assets, including the Rights-of-Way described on Exhibit A-1;

(e) all equipment, machinery, fixtures and other personal, movable and mixed property located on any of the Properties or other Assets that is used or held for use primarily in connection therewith, including those items listed in Exhibit C, and including well equipment, casing, tubing, pumps, motors, machinery, platforms, rods, tanks, boilers, fixtures, compression equipment, flowlines, pipelines, gathering systems associated with the Wells, manifolds, processing and separation facilities, pads, structures, materials, and other items primarily used or held for use in the operation thereof (collectively, the “Personal Property”);

(f) the real property described on Exhibit A-2 and any Personal Property located thereon;

(g) all salt water disposal wells and evaporation pits that are located on the Lands;

(h) to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee; provided Sellers shall use commercially reasonable efforts to obtain such consent), all Applicable Contracts and all rights thereunder;

(i) all Imbalances relating to the Assets;

(j) the Suspense Funds;

(k) originals (if available, and otherwise copies) and copies in digital form (if available) of all of the books, files, records, information and data, whether written or electronically stored, primarily relating to the Assets in a Seller’s possession, including: (i) land and title records (including prospect files, maps, lease records, abstracts of title, title opinions and title curative documents); (ii) Applicable Contract files; (iii) correspondence; (iv) operations, environmental, production, and accounting and Asset Tax records; (v) production, facility and well records and data (including well logs); and (vi) to the extent assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee; provided Sellers shall use commercially reasonable efforts to obtain such consent), geological and seismic data (excluding interpretive data) (collectively, “Records”);

(l) all Hydrocarbons in storage or existing in stock tanks, pipelines or plants (including inventory);

(m) the carbon dioxide allowances described on Exhibit A-5 (the “Carbon Credits”), other than any Carbon Credits used by a Seller prior to Closing to satisfy Emissions Fees imposed against such Seller or with respect to the Assets prior to Closing; and

(n) all radio equipment, SCADA and measurement technology, and other production related mobility devices (such as SCADA controllers), well communication devices, and any other information technology systems and licenses associated with the foregoing, in each case only to the extent such assets and licenses are (i) used or held for use solely in connection with the operation of the Properties, (ii) assignable (with consent, if applicable, but without the payment of any fee unless Buyer agrees in writing to pay such fee; provided Sellers shall use commercially reasonable efforts to cause the transfer of all such rights and interests to Buyer), and (iii) located on the Property (the “Production Related IT Equipment”).

“Assignment” – the Assignment and Bill of Sale from Sellers to Buyer, pertaining to the Assets, substantially in the form attached to this Agreement as Exhibit D.

“Assumed Liabilities” – as defined in Section 2.06.

“Assumed Litigation” – the litigation set forth in Schedule 3.05.

“Breach” – a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any certificate delivered pursuant to Section 2.04(a)(iii) or Section 2.04(b)(iii) of this Agreement shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

“Business Day” – any day other than a Saturday, Sunday, or any other day on which commercial banks in the State of Texas are authorized or required by law or executive order to close.

“Buyer” – as defined in the preamble to this Agreement.

“Buyer’s Closing Documents” – as defined in Section 4.02(a).

“Buyer Group” – Buyer and its Affiliates, and their respective Representatives.

“Carbon Credits” – as defined in “Assets”.

“Casualty Loss” – as defined in Section 11.14.

“Closing” – the closing of the sale by Sellers and the purchase by Buyer of the Assets pursuant to this Agreement.

“Closing Date” – as defined in Section 2.03.

“Code” – the Internal Revenue Code of 1986, as amended.

“Complete Remediation” – with respect to an Environmental Defect, a remediation or cure of such Environmental Defect which is completed in accordance with the Lowest Cost Response.

“Confidentiality Agreement” – that certain confidentiality agreement dated as of March 3, 2017, by and between LEH and Buyer.

“Consent” – any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization) from any Person that is required to be obtained in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including:

(a) the sale of the Assets by Sellers to Buyer;

(b) the performance by the Parties of their respective covenants and obligations under this Agreement; and

(c) Buyer’s acquisition, ownership, and exercise of control over the Assets.

“Contract” – any written or oral contract, agreement or any other legally binding arrangement, but excluding, however, any Lease, Right-of-Way, Permit or other instrument creating or evidencing an interest in the Assets or any real or immovable property related to or used in connection with the operations of any Assets.

“Cure” – as defined in Section 11.06.

“Damages” – any and all claims, demands, payments, charges, judgments, assessments, losses, liabilities, damages, penalties, fines, expenses, costs, fees, settlements, and deficiencies, including any attorneys’ fees, legal, and other costs and expenses suffered or incurred therewith.

“De Minimis Environmental Defect Cost” – Fifty Thousand Dollars ($50,000).

“De Minimis Title Defect Cost” – Fifty Thousand Dollars ($50,000).

“Defect Notice Date” – as defined in Section 11.04.

“Defensible Title” – record title of Sellers (collectively) with respect to the Leases and Wells that, as of the Effective Time and the Closing Date and subject to the Permitted Encumbrances:

(a) with respect to each Lease or Well, entitles a Seller to receive not less than the Net Revenue Interest set forth for such Seller in Exhibit A for such Lease or Exhibit B for such Well (as applicable), except for (i) decreases in connection with those operations in which such Seller or its successors or assigns may from and after the Effective Time and in accordance with the terms of this Agreement elect to be a non-consenting co-owner, and (ii) decreases resulting from the establishment or amendment from and after the Effective Time of pools or units in accordance with this Agreement;

(b) with respect to each Lease or Well, obligates a Seller to bear not more than the Working Interest set forth for such Seller in Exhibit A for such Lease or in Exhibit B for such Well (as applicable), except (i) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, or (ii) increases to the extent that such increases are accompanied by a proportionate increase in such Seller’s Net Revenue Interest; and

(c) is free and clear of all Encumbrances;

provided, however, that if a Seller holds a non-consent interest attributable to a Well, then it shall not be required that such interest be held of record by such Seller.

“Deposit Amount” – Ten percent (10%) of the unadjusted Purchase Price (including any interest accrued thereon), provided that if Seller elects to extend the scheduled Closing Date to July 31, 2017 pursuant to Section 2.03 by depositing an additional five percent (5%) of the unadjusted Purchase Price into the Escrow Account, then such additional deposit (including any interest accrued thereon) shall be deemed to be included in the “Deposit Amount.”

“Dispute Notice” – as defined in Section 2.05(d).

“Disputed Matter” – as defined in Section 11.15(a).

“DOJ” – the Antitrust Division of the U.S. Department of Justice.

“DTPA” – as defined in Section 4.09.

“Effective Time” – March 1, 2017, at 12:01 a.m. local time at the location of the Assets.

“Emissions Fees” – any taxes, fees or similar payments imposed by any Governmental Body, the amount of which is calculated and/or determined based on emissions from the Assets.

“Encumbrance” – any charge, equitable interest, privilege, lien, mortgage, deed of trust, production payment, option, pledge, collateral assignment, security interest, defect or other encumbrance.

“Environmental Condition” – any event occurring or condition, fact or circumstance existing that causes any Asset (or a Seller with respect to any Asset) not to be in compliance with Environmental Law, or with respect to which remedial or corrective action is presently required (or if known would be presently required) under Environmental Law, other than any such event or condition to the extent caused by or relating to NORM.

“Environmental Defect” – an Environmental Condition discovered by Buyer or its Representatives as a result of any environmental diligence conducted by or on behalf of Buyer pursuant to Section 11.09 of this Agreement.

“Environmental Defect Cure Period” – as defined in Section 11.11(a).

“Environmental Defect Notice” – as defined in Section 11.10.

“Environmental Defect Value” – with respect to each Environmental Defect, the amount of the Lowest Cost Response for such Environmental Defect.

“Environmental Law” – any applicable Legal Requirement in effect as of the Execution Date relating to pollution or the protection of human health, safety and welfare and the environment, including those Legal Requirements relating to the storage, handling, and use of Hazardous Materials and those Legal Requirements relating to the generation, processing, treatment, storage, transportation, disposal or other management thereof. The term “Environmental Law” does not include (a) good or desirable operating practices or standards that may be voluntarily employed or adopted by other oil and gas well operators or recommended, but not required, by a Governmental Body or (b) the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq., as amended, or any other Legal Requirement governing worker safety or workplace conditions.

“Environmental Liabilities” – all costs, Damages, expenses, liabilities, obligations, and other responsibilities arising from or under either Environmental Laws or Third Party claims relating to the environment, and which relate to the Assets or the ownership or operation of the same.

“Escrow Account” – as defined in Section 2.02.

“Escrow Agent” – JPMorgan Chase Bank, N.A.

“Escrow Agreement” – as defined in Section 2.02.

“Excluded Assets” – with respect to a Seller, (a) all of such Seller’s corporate minute books, financial records and other business records that relate to such Seller’s business generally (which may include information regarding the ownership and operation of the Assets); (b) except to the extent related to any Assumed Liabilities, all trade credits, all accounts, all receivables of such Seller and all other proceeds, income or revenues of such Seller attributable to the Assets and attributable to any period of time prior to the Effective Time (other than the Suspense Funds); (c) except to the extent related to any Assumed Liabilities, all claims and causes of action of such Seller or its Affiliates that are attributable to periods of time prior to the Effective Time (including claims for adjustments or refunds but excluding Imbalances); (d) except to the extent related to any Assumed Liabilities subject to Section 11.14, all rights and interests of such Seller (i) under any existing policy or agreement of insurance or indemnity, (ii) under any bond, or (iii) to any insurance or condemnation proceeds or awards arising, in each case, from acts, omissions or events or damage to or destruction of property; (e) except to the extent of the adjustments set forth in Section 2.05(c)(i)(A) such Seller’s rights with respect to all Hydrocarbons produced and sold from the Assets with respect to all periods prior to the Effective Time; (f) all claims of such Seller or any of its Affiliates for refunds of, rights to receive funds from any Governmental Body, or loss carry forwards or credits with respect to (i) Asset Taxes attributable to any period (or portion thereof) prior to the Effective Time, (ii) income Taxes paid by such Seller or its Affiliates, or (iii) any Taxes attributable to the Excluded Assets; (g) all information technology assets, other than the Production Related IT Equipment, including all desktop computers, laptop computers, servers, networking equipment and any associated peripherals and other computer hardware, or computer software and telephone equipment; (h) all rights, benefits and releases of such Seller or its Affiliates under or with respect to any Contract that are attributable to periods of time prior to Closing; (i) all of such Seller’s proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (j) all documents and instruments of such Seller that may be protected by an attorney-client privilege or any attorney work product doctrine; (k) all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under existing written agreements; (l) all audit rights or obligations of such Seller for which such Seller bears responsibility arising under any of the Applicable Contracts or otherwise with respect to any period prior to the Effective Time or to any of the Excluded Assets, except for any Imbalances assumed by Buyer; (m) such Seller’s interpretations of any geophysical or other seismic and related technical data and information relating to the Assets; (n) documents prepared or received by such Seller or its Affiliates with respect to (i) lists of prospective purchasers for such transactions compiled by such Seller, (ii) bids submitted by other prospective purchasers of the Assets, (iii) analyses by such Seller or its Affiliates of any bids submitted by any prospective purchaser, (iv) correspondence between or among such Seller, its Representatives, and any prospective purchaser other than Buyer, and (v) correspondence between such Seller or any of its Representatives with respect to any of the bids, the prospective purchasers or the transactions contemplated by this Agreement; (o) any offices, office leases and any personal property located in or on such offices or office leases; (p) any Contracts that constitute master services agreements or similar contracts; (q) any Hedge Contracts; (r) any debt instruments; (s) any of such Seller’s assets other than the Assets; (t) all of such Seller’s right, title and interest in and to any carbon dioxide allowances other than the Carbon Credits, together with any carbon dioxide allowances used by such Seller prior to Closing to satisfy Emissions Fees imposed against such Seller or with respect to the Assets prior to Closing; (u) a copy of all Records, subject to Section 13.13; and (v) any leases, rights and other assets specifically listed in Exhibit E.

“Execution Date” – as defined in the preamble to this Agreement.

“Expert” – as defined in Section 11.15(b).

“Expert Decision” – as defined in Section 11.15(d).

“Expert Proceeding Notice” – as defined in Section 11.15(a).

“Final Amount” – as defined in Section 2.05(d).

“Final Settlement Date” – as defined in Section 2.05(d).

“Final Settlement Statement” – as defined in Section 2.05(d).

“FTC” – the Federal Trade Commission.

“Fundamental Representations” – those representations set forth in Sections 3.01, 3.02, 3.03 and 3.06.

“GAAP” – generally accepted accounting principles in the United States, consistently applied.

“Governmental Authorization” – any approval, consent, license, permit, registration, variance, exemption, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Group” – either Buyer Group or Seller Group, as applicable.

“Hazardous Materials” – any (a) chemical, constituent, material, pollutant, contaminant, substance, or waste that is regulated by any Governmental Body or may form the basis of liability under any Environmental Law; and (b) petroleum, Hydrocarbons, or petroleum products.

“Hedge Contract” – any Contract to which a Seller or any of its Affiliates is a party with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Hydrocarbons” – oil and gas and other hydrocarbons (including condensate) produced or processed in association therewith (whether or not such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Imbalances” – over-production or under-production or over-deliveries or under-deliveries with respect to Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the wellhead, pipeline, gathering system, transportation system, processing plant, or other location, including any imbalances under gas balancing or similar agreements, imbalances under production handling agreements, imbalances under processing agreements, imbalances under the Leases, and imbalances under gathering or transportation agreements.

“Individual Claim Threshold” – as defined in Section 10.05.

“Instruments of Conveyance” – the Assignment.

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter, without any duty of inquiry. Sellers will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: Mark E. Ellis, President and Chief Executive Officer; Arden L. Walker, Jr., Executive Vice President and Chief Operating Officer; David B. Rottino, Executive Vice President and Chief Financial Officer; Thomas E. Emmons, Senior Vice President, Corporate Services; Jamin McNeil, Senior Vice

President, Operations; Candice Wells, Senior Vice President, General Counsel and Corporate Secretary, Tom Belsha, Head of Business Development, and Holly M. Anderson, Assistant General Counsel. Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any of the following individuals has Knowledge of such fact or other matter: Arthur T. Smith, Chief Executive Officer; Stephen B. Wilson, Chief Financial Officer, Greg Wagner, and Zachary Hale.

“Lands” – as set forth in the definition of “Assets”.

“Leases” – as set forth in the definition of “Assets”.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, or multinational law, Order, constitution, ordinance, or rule, including rules of common law, regulation, statute, treaty, or other legally enforceable directive or requirement.

“Lowest Cost Response” – the response required or allowed under Environmental Laws that completely addresses and resolves (for current and future use in the same manner as currently used) the identified Environmental Condition in its entirety in the most cost-effective manner (considered as a whole) as compared to any other response that is required or allowed under Environmental Laws. The Lowest Cost Response shall include taking no action, leaving the condition unaddressed, periodic monitoring or the recording of notices in lieu of remediation, if such responses are allowed under Environmental Laws and completely address and resolve (for current and future use in the same manner as currently used) the identified Environmental Condition in its entirety. The Lowest Cost Response shall not include any costs or expenses relating to the assessment, remediation, removal, abatement, transportation and disposal of any asbestos, asbestos containing materials or NORM unless required to address a violation of Environmental Law.

“Material Contracts” – as defined in Section 3.10.

“MMMF” – asbestos and other man-made material fibers.

“Net Revenue Interest” – with respect to any Lease or Well, the interest in and to all Hydrocarbons produced, saved and sold from or allocated to such Lease or Well, after satisfaction of all other Royalties.

“NORM” – naturally occurring radioactive material.

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Organizational Documents” – (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the articles of organization and resolutions of a limited liability company; (c) the certificate of limited partnership and limited partnership agreement of a limited partnership; and (d) any amendment to any of the foregoing.

“Outside Date” – as defined in Section 9.01(d).

“Party” or “Parties” – as defined in the preamble to this Agreement.

“Permits” – all environmental and other governmental (whether federal, state, local or tribal) certificates, consents, permits (including conditional use permits), licenses, orders, authorizations, franchises and related instruments or rights required or issued in connection with the ownership, operation or use of the Assets.

“Permitted Encumbrance” – any of the following:

(a)	the terms and conditions of all Leases and Royalties, if the net cumulative effect of such Leases and Royalties does not (i) materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) operate to reduce the Net Revenue Interest of Sellers (collectively) with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth for Sellers (collectively) in Exhibit A for such Lease or Exhibit B for such Well (as applicable) or (iii) obligate Sellers to bear a Working Interest with respect to any Lease or Well in any amount greater than the Working Interest set forth for Sellers (collectively) in Exhibit A for such Lease or Exhibit B for such Well (unless the Net Revenue Interest for such Lease or Well is greater than the Net Revenue Interest set forth for Sellers (collectively) in Exhibit A for such Lease or Exhibit B for such Well (as applicable) in the same or greater proportion as any increase in such Working Interest); provided, however, that any drilling obligations included in Leases will be considered Permitted Encumbrances so long as the applicable Seller is not in breach of such obligations;

(b) any Preferential Purchase Rights and Consents;

(c) liens for Taxes not yet due or delinquent or, if delinquent, that are set forth on Schedule 3.04 and are being contested in good faith by appropriate proceedings by or on behalf of the applicable Seller;

(d) all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the conveyance of the Leases, if the same are customarily sought and received after the Closing;

(e) Encumbrances or defects that Buyer has waived or is deemed to have waived pursuant to the terms of this Agreement;

(f) all Legal Requirements and all rights reserved to or vested in any Governmental Body (i) to control or regulate any Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the Assets; (iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated; or (iv) to enforce any obligations or duties affecting the Assets to any Governmental Body with respect to any right, power, franchise, grant, license or permit;

(g) rights of a common owner of any interest in Rights-of-Way or Permits currently held by a Seller and such common owner as tenants in common or through common ownership to the extent that the same does not materially impair the use or operation of the Assets as currently used and operated;

(h) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases, and other rights in the Assets for the purpose of operations, facilities, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities and equipment, which, individually or in the aggregate, would not reasonably be expected to materially impair the operation or use of any of the Assets as currently operated and used;

(i) vendors, carriers, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or other like liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings by or on behalf of the applicable Seller;

(j) Encumbrances created under Leases or any joint operating agreements applicable to the Assets or by operation of law in respect of obligations that are not yet due or that are being contested in good faith by appropriate proceedings by or on behalf of the applicable Seller;

(k) any Encumbrance affecting the Assets that is discharged by the applicable Seller or waived (or deemed to be waived) by Buyer pursuant to the terms of this Agreement at or prior to Closing;

(l) the Assumed Litigation;

(m) defects based solely on assertions that a Seller’s files lack information (including title opinions);

(n) the terms and conditions of all Applicable Contracts, if the net cumulative effect of such Applicable Contracts (i) does not materially interfere with the operation or use of any of the Assets (as currently operated and used), (ii) does not reduce the Net Revenue Interest of Sellers (collectively) with respect to any Lease or Well to an amount less than the Net Revenue Interest set forth for Sellers (collectively) in Exhibit A for such Lease or Exhibit B for such Well, or (iii) does not obligate Sellers (collectively) to bear a Working Interest in any amount greater than the Working Interest set forth for Sellers (collectively) in Exhibit A for such Lease or Exhibit B for such Well (unless the Net Revenue Interest for such Lease or Well is greater than the Net Revenue Interest set forth in Exhibit A for such Lease or Exhibit B, in the same or greater proportion as any increase in such Working Interest);

(o) defects or irregularities of title (i) as to which the relevant statute(s) of limitations or prescription would bar any attack or claim against the applicable Seller’s title; (ii) arising out of lack of evidence of, or other defects with respect to, authorization, execution, delivery, acknowledgment, or approval of any instrument in the applicable Seller’s chain of title absent reasonable evidence of an actual claim of superior title from a Third Party attributable to such matter; (iii) consisting of the failure to recite marital status or omissions of heirship proceedings in documents; (iv) resulting from lack of survey, unless a survey is expressly required by applicable Legal Requirements; (v) resulting from failure to record releases of liens, production payments, or mortgages that have expired by their own terms or the enforcement of which are barred by the applicable statute(s) of limitations or prescription; (vi) arising out of lack of entity authorization unless Buyer provides affirmative evidence that such entity action was not authorized and results in another Person’s actual and superior claim of title; (vii) resulting from or related to probate proceedings or the lack thereof that have been outstanding for five (5) years or more; (viii) resulting from unreleased instruments (including leases covering Hydrocarbons), absent specific evidence that such instruments continue in force and effect and constitute a superior claim of title with respect to the Leases or Wells; (ix) based on a gap in the applicable Seller’s chain of title to any Well or Lease (A) so long as such gap does not provide a Third Party with a superior claim or (B) unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain; (x) consisting of the lack of a lease amendment or consent authorizing pooling or unitization, or (xi) that have been cured by prescription or limitations;

(p) Imbalances;

(q) plugging and surface restoration obligations, but only to the extent such obligations do not interfere in any material respect with the use or operation of any Assets (as currently used or operated);

(r) calls on Hydrocarbon production under existing Contracts;

(s) any matters specifically referenced or set forth on Exhibit A or Exhibit B; and

(t) mortgages on the lessor’s interest under a Lease, whether or not subordinate to such Lease, that have expired on their own terms or the enforcement of which are barred by applicable statute(s) of limitations or prescription.

“Person” – any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Personal Property” – as set forth in the definition of “Assets”.

“Phase I Environmental Site Assessment” – a Phase I environmental property assessment of the Assets that satisfies the basic assessment requirements set forth under the current ASTM International Standard Practice for Environmental Site Assessments (Designation E1527-13) or any other visual site assessment or review of records, reports or documents.

“Post-Closing Date” – as defined in Section 2.05(d).

“Preferential Purchase Right” – any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with the execution or delivery of this Agreement or the consummation of the Contemplated Transactions.

“Preliminary Amount” – the Purchase Price, adjusted as provided in Section 2.05(c) based upon the best information available at the time of the Closing.

“Preliminary Settlement Statement” – as defined in Section 2.03.

“Proceeding” – any proceeding, action, arbitration, audit, hearing, investigation, request for information, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Production Related IT Equipment” – as set forth in the definition of “Assets”.

“Property” or “Properties” – as set forth in the definition of “Assets”.

“Property Costs” – all operating expenses (including utilities, payroll, costs of insurance, rentals, title examination and curative actions, and overhead costs) and capital expenditures (including rentals, options and other lease maintenance payments, broker fees and other property acquisition costs and costs of acquiring equipment), respectively, incurred in the ordinary course of business attributable to the use, operation, and ownership of the Assets, but excluding Damages attributable to (a) personal injury or death, property damage, torts, breach of contract, or violation of any Legal Requirement, (b) obligations relating to the abandonment or plugging of Wells, dismantling or decommissioning facilities, closing pits and restoring the surface around such Wells, facilities and pits, (c) Environmental Liabilities, (d) obligations with respect to Imbalances, (e) obligations to pay Royalties or other interest owners revenues or proceeds relating to the Assets but held in suspense, including Suspense Funds, (f) Emissions Fees, (g) Taxes and (h) claims for indemnification or reimbursement from any Third Party with respect to costs of the types described in the preceding clauses (a) through (g), whether such claims are made pursuant to contract or otherwise.

“Purchase Price” – as defined in Section 2.02.

“Records” – as set forth in the definition of “Assets”.

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Required Consent” – any Consent with respect to which (a) there is a provision within the applicable instrument that such Consent may be withheld in the sole and absolute discretion of the holder, or (b) there is provision within the applicable instrument expressly stating that an assignment in violation thereof (i) is void or voidable, (ii) triggers the payment of specified liquidated damages, or (iii) causes termination of the applicable Assets to be assigned. For the avoidance of doubt, “Required Consent” does not include any Consent, which, by its terms, cannot be unreasonably withheld.

“Retained Assets” – any rights, titles, interests, assets, and properties that are originally included in the Assets under the terms of this Agreement, but that are subsequently excluded from the Assets or sale under this Agreement pursuant to the terms of this Agreement at any time before or after the Closing.

“Retained Liabilities” – any and all Damages, liabilities and obligations arising out of (a) the disposal or transportation prior to Closing of any Hazardous Materials generated or used by any Seller and taken from the Assets to any location that is not an Asset; (b) personal injury (including death) claims attributable to any Seller’s or its Affiliate’s operation of the Assets prior to the Effective Time; (c) failure to properly and timely pay, in accordance with the terms of any Lease, Contract or applicable Legal Requirement, all Royalties and any other Working Interest amounts (in each case) with respect to the Assets that are due by any Seller or any of its Affiliates and attributable to any Seller’s ownership of the Assets prior to the Effective Time; (d) any claim made by an employee of any Seller or any Affiliate of any Seller directly relating to such employment; or (e) the gross negligence or willful misconduct of any Seller or any of its Affiliates in connection with the ownership or operation prior to the Closing Date of any of the Assets if such gross negligence or willful misconduct was attributable to such Seller or its Affiliate acting in its capacity as the operator of such Asset; provided that, from and after the date that is twenty-four (24) months following the Closing Date, all Damages, liabilities and obligations arising out of clauses (a), (b) and (c) shall no longer be Retained Liabilities and shall be deemed Assumed Liabilities.

“Rights-of-Way” – all permits, licenses, servitudes, easements, fee surface, surface leases, other surface rights and rights-of-way used or held for use in connection with the ownership or operation of the Assets, other than the Permits.

“Royalties” – royalties, overriding royalties, production payments, carried interests, net profits interests, reversionary interests, back-in interests and other burdens upon, measured by or payable out of production.

“Seller” or “Sellers”– as defined in the preamble to this Agreement.

“Seller Closing Documents” – as defined in Section 3.02(a).

“Seller Group” – Each Seller and such Seller’s Affiliates, and their respective Representatives.

“Straddle Period” – any tax period beginning before and ending after the Effective Time.

“Suspense Funds” – proceeds of production and associated penalties and interest in respect of any of the Wells that are payable to any Third Party and are being held in suspense by any Seller as the operator of such Wells.

“Tax” or “Taxes” – (a) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, assessments, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Body, including income, profits, franchise, alternative or add-on minimum, gross receipts, environmental (including taxes under Section 59A of the Code), registration, withholding, employment, social security (or similar), disability, occupation, ad valorem, property, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated, unemployment, severance, compensation, utility, stamp, premium, windfall profits, transfer, gains, production and excise taxes, and customs duties, together with any interest, penalties, fines or additions thereto and (b) any liability in respect of any items described in clause (a) above that arises by reason of a contract, assumption, transferee or successor liability, operation of law (including by reason of participation in a consolidated, combined or unitary Tax Return) or otherwise; provided, however, that such term shall not include any taxes, fees or similar payments the amount of which is calculated and/or determined based on emissions from the Assets.

“Tax Allocation” – as defined in Section 2.07.

“Tax Returns” – any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Body in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

“Third Party” – any Person other than a Party or an Affiliate of a Party.

“Threatened” – a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made in writing to a Party or any of its officers, directors, or employees that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Title Benefit” – as defined in Section 11.08.

“Title Benefit Notice” – as defined in Section 11.08.

“Title Benefit Properties” – as defined in Section 11.08.

“Title Benefit Value” – as defined in Section 11.08.

“Title Defect” – any Encumbrance, defect or other matter that causes Sellers (collectively) not to have Defensible Title in and to the Leases or Wells, without duplication; provided that the following shall not be considered Title Defects:

(a) defects arising out of the lack of corporate or other entity authorization unless Buyer provides affirmative evidence that such corporate or other entity action was not authorized and results in another Person’s actual and superior claim of title to the relevant Assets;

(b) defects based on a gap in a Seller’s chain of title in the county or parish records, unless Buyer affirmatively shows such gap to exist in such records by an abstract of title, title opinion or landman’s title chain, which documents (if any) shall be included in a Title Defect Notice (for the avoidance of doubt, a non-certified, cursory or limited title chain will satisfy this requirement);

(c) any Encumbrance or loss of title resulting from a Seller’s conduct of business in compliance with this Agreement;

(d) defects arising from any change in applicable Legal Requirement after the Execution Date;

(e) defects arising from any prior oil and gas lease taken more than fifteen (15) years prior to the Effective Time relating to the lands covered by a Lease not being surrendered of record, unless Buyer provides affirmative evidence that a Third Party is conducting operations on, or asserting ownership of, the Assets, sufficient proof of which shall include written communication by a party with record title to such prior lease asserting the validity of the lease;

(f) defects that affect only which non-Seller Person has the right to receive royalty payments rather than the amount or the proper payment of such royalty payment;

(g) defects based solely on the lack of information in a Seller’s files;

(h) defects arising from a mortgage encumbering the oil, gas or mineral estate of any lessor unless a complaint of foreclosure has been duly filed or any similar action taken by the mortgagee thereunder and in such case such mortgage has not been subordinated to the Lease applicable to such Asset; and

(i) defects or irregularities that would customarily be waived by a reasonably prudent owner or operator of oil and gas properties in the same geographic area where the Assets are located.

“Title Defect Cure Period” – as defined in Section 11.06(a).

“Title Defect Notice” – as defined in Section 11.04.

“Title Defect Property” – as defined in Section 11.04.

“Title Defect Value” – as defined in Section 11.04.

“Transfer Tax” – all transfer, documentary, sales, use, stamp, registration and similar Taxes (but excluding income Taxes) and fees arising out of, or in connection with, the transfer of the Assets to Buyer or the filing or recording of any assignments related to the transfer of the Assets to Buyer.

“Units” – as set forth in the definition of “Assets”.

“Wells” – as set forth in the definition of “Assets”.

“Working Interest” – with respect to any Lease or Well, the interest in and to such Lease or Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Lease or Well, but without regard to the effect of any Royalties.

ARTICLE 2

SALE AND TRANSFER OF ASSETS; CLOSING

2.01 Assets. Subject to the terms and conditions of this Agreement, at the Closing, Sellers shall sell and transfer (or shall cause to be sold and transferred) the Assets to Buyer, and Buyer shall purchase, pay for, and accept the Assets from Sellers.

2.02 Purchase Price; Deposit. Subject to any adjustments that may be made under Section 2.05, the purchase price for the Assets will be Two Hundred Sixty-Three Million Dollars ($263,000,000) (the “Purchase Price”). Within one (1) Business Day after the Execution Date, Buyer will deposit by wire transfer in same day funds into an escrow account (the “Escrow Account”) established pursuant to the terms of a mutually agreeable Escrow Agreement (the “Escrow Agreement”) an amount equal to the Deposit Amount. The Deposit Amount shall be held by the Escrow Agent, and if the Closing occurs, then on or before the Closing Date the Parties shall execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Sellers at Closing, which Deposit Amount shall be applied as a credit toward the Preliminary Amount as provided in Section 2.04(b)(i). If this Agreement is terminated prior to the Closing in accordance with Section 9.01, then the provisions of Section 9.02 shall apply and the distribution of the Deposit Amount shall be governed in accordance therewith. The Parties acknowledge and agree that to the extent Buyer pays any amount to Sellers pursuant to this Agreement in accordance with the wire transfer instructions designated by Sellers, Buyer will have no liability with respect to the allocation of such amount among Sellers.

2.03 Closing; Preliminary Settlement Statement. Subject to the following sentence, the Closing shall take place at the offices of Kirkland and Ellis LLP at 600 Travis Street, Suite 3300, Houston, Texas 77002 on or before June 30, 2017, or if all conditions to Closing under Article 7 and Article 8 have not yet been satisfied or waived, within ten (10) Business Days after such conditions have been satisfied or waived, subject to the provisions of Article 9 (such date upon which the Closing occurs, the “Closing Date”). Notwithstanding the foregoing, Buyer may elect to extend the scheduled Closing Date to July 31, 2017, by delivering an additional deposit amount equal to five percent (5%) of the unadjusted Purchase Price into the Escrow Account no later than June 23, 2017. Subject to the provisions of Articles 7, 8, and 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.03 shall not result in the termination of this Agreement and shall not relieve any Party of any obligation under this Agreement. Not later than five (5) Business Days prior to the Closing Date, Sellers will deliver to Buyer a statement setting forth in reasonable detail Sellers’ reasonable determination of the Preliminary Amount based upon the best information available at that time and the allocation of the Preliminary Amount among each Seller (the “Preliminary Settlement Statement”). As part of the Preliminary Settlement Statement, Buyer shall provide to Sellers such data as is reasonably necessary to support any estimated allocation, for purposes of establishing the Preliminary Amount. Within three (3) Business Days after its receipt of the Preliminary Settlement Statement, Buyer may submit to Sellers in writing any objections or proposed changes thereto and Sellers shall consider all such objections and proposed changes in good faith. The estimate agreed to by Sellers and Buyer, or, absent such agreement, delivered in the Preliminary Settlement Statement by Sellers in accordance with this Section 2.03, will be the Preliminary Amount to be paid by Buyer to Sellers at the Closing.

2.04 Closing Obligations. At the Closing:

(a) Each Seller shall deliver (and execute, as appropriate), or cause to be delivered (and executed, as appropriate), to Buyer:

(i)	the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located;

(ii)	possession of the Assets (except the Suspense Funds, which shall be conveyed to Buyer by way of an adjustment to the Purchase Price as provided in Section 2.05(c)(ii)(E));

(iii)	a certificate, in substantially the form set forth in Exhibit H-1 executed by an officer of such Seller, certifying on behalf of such Seller that the conditions to Closing set forth in Sections 7.01 and 7.02 have been fulfilled;

(iv)	a Treasury Regulation Section 1.1445-2(b)(2) statement, certifying that such Seller (or its regarded owner, if such Seller is an entity disregarded as separate from its owner) is not a “foreign person” within the meaning of the Code;

(v)	an executed counterpart of the Preliminary Settlement Statement;

(vi)	to the extent required under any Legal Requirement, any filings required under such Legal Requirement to consummate the Contemplated Transactions;

(vii)	a recordable release in a form reasonably acceptable to Buyer of any trust, mortgages, financing statements, fixture filings and security agreements, in each case, securing indebtedness for borrowed money made by such Seller or its Affiliates affecting the Assets and not discharged as of the Closing Date;

(viii)	a Release and Quitclaim Deed substantially similar to the form attached as Exhibit F; and

(ix)	such documents as Buyer or counsel for Buyer may reasonably request, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Buyer in form reasonably satisfactory to Sellers).

(b) Buyer shall deliver (and execute, as appropriate) to Sellers:

(i)	the Preliminary Amount (less the Deposit Amount) by wire transfer to the accounts specified by Sellers in written notices given by Sellers to Buyer at least two (2) Business Days prior to the Closing Date;

(ii)	the Instruments of Conveyance in the appropriate number for recording in the real property records where the Assets are located;

(iii)	a certificate, in substantially the form set forth in Exhibit H-2 executed by an officer of Buyer, certifying on behalf of Buyer that the conditions to Closing set forth in Sections 8.01 and 8.02 have been fulfilled;

(iv)	an executed counterpart of the Preliminary Settlement Statement;

(v)	to the extent required under any Legal Requirement, any filings required under such Legal Requirement to consummate the Contemplated Transactions;

(vi)	if applicable, evidence of replacement bonds, guarantees, and other sureties pursuant to Section 6.03(a) and evidence of such other authorizations and qualifications as may be necessary for Buyer to own and operate the Assets;

(vii)	a Release and Quitclaim Deed substantially similar to the form attached as Exhibit F; and

(viii)	such other documents as Sellers or counsel for Sellers may reasonably request, including letters-in-lieu of transfer order to purchasers of production from the Wells (which shall be prepared and provided by Buyer in form reasonably satisfactory to Sellers).

2.05 Allocations and Adjustments. If the Closing occurs:

(a)	Buyer shall be entitled to all production and products from or attributable to the Assets from and after the Effective Time and the proceeds thereof, and to all other income, proceeds, receipts, and credits earned with respect to the Assets on or after the Effective Time, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred from and after the Effective Time. Sellers shall be entitled to all production and products from or attributable to the Assets prior to the Effective Time and the proceeds thereof, and shall be responsible for (and entitled to any refunds with respect to) all Property Costs attributable to the Assets and incurred prior to the Effective Time. “Earned” and “incurred,” as used in this Agreement, shall be interpreted in accordance with GAAP and Council of Petroleum Accountants Society (COPAS) standards.

(b)	For purposes of allocating revenues, production, proceeds, income, accounts receivable, and products under this Section 2.05, (A) liquid Hydrocarbons produced into storage facilities will be deemed to be “from or attributable to” the Assets when they pass through the pipeline connecting into the storage facilities into which they are run, and (B) gaseous Hydrocarbons and liquid Hydrocarbons produced into pipelines will be deemed to be “from or attributable to” the Assets when they pass through the receipt point sales meters on the pipelines through which they are transported. In order to accomplish the foregoing allocation of production, the Parties shall rely upon the gauging, metering, and strapping procedures which were conducted by the applicable Seller on or about the Effective Time and, unless demonstrated to be inaccurate, shall utilize reasonable interpolating procedures to arrive at an allocation of production when exact gauging, metering, and strapping data is not available on hand as of the Effective Time. Asset Taxes for 2017 shall be prorated in accordance with Section 13.02(b).

(c)	The Purchase Price shall be, without duplication,

(i)	increased by the following amounts:

(A)	the aggregate amount of (i) proceeds received by Buyer from the sale of Hydrocarbons produced from and attributable to the Assets during any period prior to the Effective Time to which Sellers are entitled under Section 2.05(a) (net of any (x) Royalties and (y) gathering, processing, transportation and other midstream costs) and (ii) other proceeds received by Buyer with respect to the Assets for which Sellers would otherwise be entitled under Section 2.05(a);

(B)	the amount of all Asset Taxes allocable to Buyer pursuant to Section 13.02(b) but paid or economically borne by any Seller;

(C)	the aggregate amount of all non-reimbursed Property Costs (other than Asset Taxes) that have been paid by any Seller that are attributable to the ownership and operation of the Assets after the Effective Time (including prepayments with respect to any period after the Effective Time);

(D)	the amount of any other upward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties;

(E)	to the extent that proceeds for such volumes have not been received by any Seller, an amount equal to the value of all Hydrocarbons attributable to the Assets in storage or existing in stock tanks, pipelines or plants (including inventory) as of the Effective Time (which value shall be based upon (i) if sold from and after the Effective time until the Closing, the net proceeds received by Sellers, or (ii) if not sold from and after the Effective Time until the Closing, the contract price in effect as of the Effective Time or, if there is no such contract price, the average price paid to Sellers for the sale of such Hydrocarbons from and after the Effective time until the Closing) less amounts paid or payable by Buyer as Royalties on such production and any severance Taxes deducted by the purchaser of such production;

(F)	the amount of the Carbon Credits not used by any Seller prior to Closing multiplied by $13.95; and

(ii)	decreased by the following amounts:

(A)	the aggregate amount of (i) proceeds received by any Seller from the sale of Hydrocarbons produced from and attributable to the Assets from and after the Effective Time to which Buyer is entitled under Section 2.05(a) (net of any (x) Royalties and (y) gathering, processing, transportation and other midstream costs) and (ii) other proceeds received by any Seller with respect to the Assets for which Buyer would otherwise be entitled under Section 2.05(a);

(B)	the amount of all Asset Taxes allocable to Sellers pursuant to Section 13.02(b) but paid or economically borne by Buyer;

(C)	the aggregate amount of all downward adjustments pursuant to Article 11;

(D)	the aggregate amount of all non-reimbursed Property Costs (other than Asset Taxes) that are attributable to the ownership or operation of the Assets prior to the Effective Time (excluding prepayments with respect to any period after the Effective Time) and paid by Buyer;

(E)	the amount of the Suspense Funds; and

(F)	the amount of any other downward adjustment specifically provided for in this Agreement or mutually agreed upon by the Parties.

(d)

As soon as practicable after the Closing, but no later than ninety (90) days following the Closing Date, Sellers shall prepare and submit to Buyer a statement (the “Final Settlement Statement”) setting forth each adjustment or payment which was not finally determined as of the Closing Date and showing the values used to determine such adjustments to reflect the final adjusted Purchase Price and the allocation of such final Purchase Price among each Seller. On or before thirty (30) days after receipt of the Final Settlement Statement, Buyer shall deliver to Sellers a written report containing any changes that Buyer proposes be made to the Final Settlement Statement and an explanation of any such changes and the reasons therefor together with any supporting information (the “Dispute Notice”). During such thirty (30)-day period, Buyer shall be given reasonable access to Sellers’ books and records relating to the matters required to be accounted for in the Final Settlement Statement. Any changes not included in the Dispute Notice shall be deemed waived. If Buyer fails to timely deliver a Dispute Notice to Sellers containing changes Buyer proposes to be made to the Final Settlement Statement, the Final Settlement Statement as delivered by Sellers will be deemed to be mutually agreed upon by the Parties and will be final and binding on the Parties. Upon delivery of the Dispute Notice, the Parties shall undertake to agree with respect to any disputed amounts identified therein by the date that is fifteen (15) days after such delivery (the “Post-Closing Date”). Except for Title Defect and Environmental Defect adjustments pursuant to Section 2.05(c)(ii)(C), which shall be subject to the arbitration provisions of Section 11.15, if the Parties are still unable to agree regarding any item set forth in the Dispute Notice as of the Post-Closing Date, then the Parties shall submit to a nationally-recognized independent accounting firm mutually agreed upon by the Parties (the “Accounting Expert”) a written notice of such dispute along with reasonable supporting detail for the position of Buyer and Sellers, respectively, and the Accounting Expert shall finally determine such disputed item in accordance with the terms of this Agreement. The Accounting Expert shall act as an expert and not an arbitrator. In determining the proper amount of any adjustment to the Purchase Price related to the disputed item, the Accounting Expert shall not increase the Purchase Price more than the increase proposed by Sellers nor decrease the Purchase Price more than the decrease proposed by Buyer, as applicable. The decision of such Accounting Expert shall be final, conclusive and binding on the Parties (and will be enforceable against each of the Parties in any court of competent jurisdiction), and the fees and expenses of such Accounting Expert shall be borne one-half (1/2) by Sellers and one-half (1/2) by Buyer. The date upon which all adjustments and amounts in the Final Settlement Statement are agreed to (or deemed agreed to) or fully and finally determined by the Accounting Expert as set forth in this Section 2.05(d) shall be called the “Final Settlement Date,” and the final adjusted Purchase Price shall be called the “Final Amount.” If (a) the Final Amount is more than the Preliminary Amount, Buyer shall pay to Sellers an amount equal to the Final Amount minus the Preliminary Amount; or (b) the Final Amount is less than the Preliminary Amount, Sellers shall pay to Buyer an amount equal to the Preliminary Amount minus the Final Amount. Such payment shall be made within five (5) Business Days after the Final Settlement Date by wire transfer of immediately available funds to the accounts specified pursuant to wire instructions delivered in advance by Sellers or Buyer, as applicable.

2.06 Assumption. If the Closing occurs, from and after the Closing Date, Buyer shall assume, fulfill, perform, pay, and discharge the following liabilities arising from, based upon, related to, or associated with the Assets and only to the extent not constituting Retained Liabilities (collectively, the “Assumed Liabilities”) subject to and without limiting Buyer’s rights to indemnity and Sellers’ indemnity obligations under Section 10.02 (further subject to the limitations and restrictions in Article 10): any and all Damages and obligations, known or unknown, attributable to the Assets prior to, at, or after the Effective Time, including any and all Damages and obligations: (a) attributable to or resulting from the use, maintenance, ownership, or operation of the Assets, regardless whether arising before, at or after the Effective Time, except for Property Costs which shall have been accounted for as provided under Section 2.05; (b) imposed by any Legal Requirement or Governmental Body relating to the Assets, (c) for plugging, abandonment, decommissioning, and surface restoration of the Assets, including oil, gas, injection, water, or other wells and all surface facilities; (d) subject to Buyer’s rights and remedies set forth in Article 11 and the special warranty of Defensible Title set forth in the Instruments of Conveyance, attributable to or resulting from lack of Defensible Title to the Assets; (e) attributable to the Suspense Funds, to the extent actually received by Buyer (or for which a reduction to the Purchase Price was made); (f) attributable to the Imbalances; (g) subject to Buyer’s rights and remedies set forth in Article 11, attributable to or resulting from all Environmental Liabilities relating to the Assets; (h) related to the conveyance of the Assets to Buyer at Closing (including arising from the conveyance thereof without consent or in violation of a preferential purchase right or any maintenance of uniform interest provision); (i) attributable to or resulting from Asset Taxes attributable to the Assets to the extent attributable to periods (or portions thereof) from and after the Effective Time; provided that Section 13.02(c) shall govern the actual payment of such Asset Taxes; (j) attributable to or resulting from Transfer Taxes; (k) attributable to the Leases and the Applicable Contracts; (l) attributable to Emissions Fees imposed during any period following the Closing; and (m) attributable to the Assumed Litigation. Buyer acknowledges that: (i) the Assets have been used in connection with the exploration for, and the development, production, treatment, and transportation of, Hydrocarbons; (ii) spills of wastes, Hydrocarbons, produced water, Hazardous Materials, and other materials and substances may have occurred in the past or in connection with the Assets; (iii) there is a possibility that there are currently unknown, abandoned wells, plugged wells, pipelines, and other equipment on or underneath the property underlying the Assets; (iv) it is the intent of the Parties that all liability associated with the above matters as well as any responsibility and liability to decommission, plug, or replug such wells (including the Wells) in accordance with all Legal Requirements and requirements of Governmental Bodies be passed to Buyer effective as of the Effective Time and that Buyer shall assume all responsibility and liability for such matters and all claims and demands related thereto; (v) the Assets may contain asbestos, Hazardous Materials, or NORM; (vi) NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms; (vii) wells, materials, and equipment located on the Assets may contain NORM; and (viii) special procedures may be required for remediating, removing, transporting, and disposing of asbestos, NORM, Hazardous Materials, and other materials from the Assets. From and after the Closing, but effective as of the Effective Time, subject to and without limiting Buyer’s rights to indemnity and Sellers’ respective indemnity obligations under Section 10.02 (subject to the limitations and restrictions in Article 10), Buyer shall assume, with respect to the Assets, all responsibility and liability for any assessment, remediation, removal, transportation, and disposal of these materials and associated activities in accordance with all Legal Requirements and requirements of Governmental Bodies.

2.07 Allocation of Purchase Price.

(a)	The Purchase Price shall be allocated among the Assets as set forth in Schedule 2.07. Sellers and Buyer agree to be bound by the Allocated Values set forth in Schedule 2.07 for purposes of Article 11.

(b)

Sellers and Buyer shall use commercially reasonable efforts to agree, for the purpose of making the requisite filings under Section 1060 of the Code, and the regulations thereunder, to an allocation of the the Purchase Price and any items that are treated as consideration for U.S. federal income Tax purposes among the Assets, and to the extent permitted by law, such allocation shall be in a manner consistent with the Allocated Values, as set forth on Schedule 2.07 (the “Tax Allocation”). If Sellers and Buyer are unable to agree upon such allocation, then such allocation shall be determined by the Accounting Expert (the fees and expenses of which shall be borne one-half (1/2) by Sellers and one-half (1/2) by Buyer). Once Buyer and Sellers agree to such an allocation or such allocation is determined by the Accounting Expert, as applicable, Sellers and Buyer each agree to report, and to cause their respective Affiliates to report, the federal, state, and local income and other Tax consequences of the Contemplated Transactions, and in particular to report the information required by Section 1060(b) of the Code, and to jointly prepare Form 8594 (Asset Acquisition Statement under Section 1060 of the

Code) as promptly as possible following the Closing Date and in a manner consistent with the Tax Allocation as revised to take into account subsequent adjustments to the Purchase Price, including any adjustments pursuant to this Agreement to determine the Final Amount, and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any litigation, investigation or otherwise, unless required to do so by any Legal Requirement after notice to and discussions with the other Parties, or with such other Party’s or Parties’ prior consent; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Buyer as of the Execution Date and the Closing Date, the following:

3.01 Organization and Good Standing. Such Seller is a Delaware limited liability company, and is duly organized, validly existing, and in good standing under the laws of the State of Delaware and, where required, is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located, with full limited liability company power and authority to conduct its business as it is now being conducted, and to own or use the properties and assets that it purports to own or use. Such Seller is not a “foreign person” for purposes of Section 1445 of the Code.

3.02 Authority; No Conflict.

(a)	The execution, delivery, and performance of this Agreement and the Contemplated Transactions have been duly and validly authorized by all necessary limited liability company action on the part of such Seller. This Agreement has been duly executed and delivered by such Seller and at the Closing, all instruments executed and delivered by any Seller at or in connection with the Closing shall have been duly executed and delivered by such Seller. This Agreement constitutes the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law). Upon execution and delivery by such Seller of the Instruments of Conveyance to which it is a party at the Closing, such Instruments of Conveyance shall constitute legal, valid and binding transfers and conveyances of the Assets. Upon the execution and delivery by such Seller of any other documents to which it is a party at the Closing (collectively with the Instruments of Conveyance, such Seller’s “Seller Closing Documents”), such Seller Closing Documents shall constitute the legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

(b)	Except as set forth in Schedule 3.02(b), and assuming the receipt of all Consents and the waiver of all Preferential Purchase Rights (in each case) applicable to the Contemplated Transactions, neither the execution and delivery of this Agreement by such Seller nor the consummation or performance of any of the Contemplated Transactions by such Seller shall, directly or indirectly (with or without notice or lapse of time):

(i)	contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of such Seller, or (B) any resolution adopted by the board of directors, managers or officers of such Seller;

(ii)	contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any Contract or agreement or any Legal Requirement or Order to which such Seller or any of the Assets may be subject;

(iii)	contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that relates to the Assets; or

(iv)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets, except for Permitted Encumbrances.

3.03 Bankruptcy. Except for claims or matters related to the bankruptcy case of Linn Energy, LLC and its subsidiaries commenced on May 11, 2016 and concluded on February 28, 2017, for which the United States Bankruptcy Court for the Southern District of Texas retains jurisdiction, there are no bankruptcy, reorganization, receivership, or arrangement proceedings pending or being contemplated by such Seller or, to such Seller’s Knowledge, Threatened against such Seller.

3.04 Taxes. All material Tax Returns required to be filed by such Seller with respect to Asset Taxes have been timely filed and all such Tax Returns are correct and complete in all material respects. All material Asset Taxes required to be paid by such Seller and that are or have become due have been timely paid in full, and such Seller is not delinquent in the payment of any such Asset Taxes. There is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Asset Taxes. There are no administrative or judicial proceedings by any taxing authority pending against such Seller relating to or in connection with any Asset Taxes. All Tax withholding and deposit requirements imposed by applicable Legal Requirements with respect to any of the Assets have been satisfied in all material respects. Except as disclosed on Schedule 3.04, no Asset is subject to any tax partnership agreement or provisions requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

3.05 Legal Proceedings. Other than the Assumed Litigation, such Seller has not been served with any Proceeding, and, to such Seller’s Knowledge, there is no pending or Threatened Proceeding (except for immaterial or frivolous claims) against such Seller or any of its Affiliates, in each case, that (a) relates to the Assets or such Seller’s ownership or operation of any of the Assets, or (b) challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

3.06 Brokers. Neither such Seller nor any of its Affiliates has incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are and will remain the sole responsibility of such Seller and its Affiliates.

3.07 Compliance with Legal Requirements. Except as set forth in Schedule 3.07, there is no uncured material violation by such Seller of any material Legal Requirements with respect to such Seller’s ownership of the Assets. Notwithstanding the foregoing, Sellers make no representation or warranty in this Section 3.07 regarding compliance with Environmental Laws, which representations and warranties are set forth in Section 3.13.

3.08 Prepayments. Except for any Imbalances, such Seller has not received payment under any Contract for the sale of Hydrocarbons produced from the Assets which requires delivery in the future to any party of Hydrocarbons previously paid for and not yet delivered.

3.09 Imbalances. To such Seller’s Knowledge, except as set forth in Schedule 3.09, there are no Imbalances with respect to such Seller’s obligations relating to the Wells as of the Effective Time.

3.10 Material Contracts. To such Seller’s Knowledge, Schedule 3.10 sets forth all Applicable Contracts of the type described below as of the Execution Date (collectively, the “Material Contracts”):

(a)	any Applicable Contract that is a Hydrocarbon purchase and sale, transportation, gathering, treating, processing, or similar Applicable Contract that is not terminable without penalty on ninety (90) days’ or less notice;

(b)	any Applicable Contract that can reasonably be expected to result in aggregate payments by such Seller of more than Two Hundred Thousand Dollars ($200,000) net to such Seller’s interest during the current or any subsequent fiscal year or more than One Million Dollars ($1,000,000) in the aggregate net to such Seller’s interest over the term of such Applicable Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);

(c)	any Applicable Contract that can reasonably be expected to result in aggregate revenues to such Seller of more than Two Hundred Thousand Dollars ($200,000) net to such Seller’s interest during the current or any subsequent fiscal year or more than One Million Dollars ($1,000,000) in the aggregate net to such Seller’s interest over the term of such Applicable Contract (based on the terms thereof and contracted (or if none, current) quantities where applicable);

(d)	any Applicable Contract that is an indenture, mortgage, loan, credit agreement, sale-leaseback, guaranty of any obligation, bond, letter of credit, or similar financial Contract;

(e)	any Applicable Contract that constitutes a partnership agreement, joint venture agreement, area of mutual interest agreement, joint development agreement, joint operating agreement, unit agreement, participation agreement, exploration agreement, development agreement, farmin or farmout agreement or similar Contract where the primary obligation has not been completed prior to the Effective Date (in each case, excluding any tax partnership);
(f)	any Applicable Contract between any Seller and its Affiliate that will not be terminated prior to Closing; and

(g)	any Applicable Contract that (i) contains or constitutes an existing area of mutual interest agreement or (i) includes non-competition restrictions or other similar restrictions on doing business.

Neither such Seller, nor to such Seller’s Knowledge, any other Third Party, is in default under any Material Contract, except as set forth in Schedule 3.10. Except as set forth in Schedule 3.10, there are no Contracts with Affiliates of such Seller that will be binding on the Assets after Closing. The Material Contracts are in full force and effect as to the applicable Seller bound thereby and, to such Seller’s Knowledge, as to each counterparty (in each case, excluding any Material Contract that terminates as a result of expiration of its existing term). To such Seller’s Knowledge, except as set forth in Schedule 3.10, no event has occurred that with notice or lapse of time or both would constitute any default under any Material Contract by any Seller or by any other Person that is a party to such Material Contract.

3.11 Consents and Preferential Purchase Rights. Except as set forth in Schedule 3.11, none of the Assets is subject to any Preferential Purchase Rights or Consents required to be obtained by such Seller which may be applicable to the Contemplated Transactions, except for (a) Consents and approvals of Governmental Bodies that are customarily obtained after Closing, and (b) Contracts that are terminable upon not greater than ninety (90) days’ notice without payment of any fee.

3.12 Permits. Except as set forth in Schedule 3.12, (a) such Seller has all required Permits from appropriate Governmental Bodies to own the Assets in material compliance with all applicable Legal Requirements; (b) all such Permits are in full force and effect and no Proceeding is pending or, to Sellers’ Knowledge, Threatened to suspend, revoke or terminate any such Permit or declare any such Permit invalid; and (c) such Seller is in compliance in all material respects with all such Permits. The execution and delivery of this Agreement and the consummation of the Contemplated Transactions will not result in any revocation, cancellation, suspension or modification of any Permit, and such Seller has not received any written notice of any material violation of any Permit.

3.13 Environmental Laws. Except as disclosed on Schedule 3.13, (a) there are no actions, suits or proceedings pending, or to such Seller’s Knowledge, threatened in writing, before any Governmental Body with respect to the Assets alleging material violations of, or material liabilities under, Environmental Laws, or claiming remediation obligations, (b) such Seller has not received any notice from any Person of any alleged or actual material violation or non-compliance with, or material liability under, any Environmental Law or of material non-compliance with the terms or conditions of any environmental permits, arising from, based upon, associated with or related to the Assets or the ownership or operation of any thereof, and (c) to Sellers’ Knowledge, there is no material uncured violation of any Environmental Law relating to the Assets.

3.14 Wells. To such Seller’s Knowledge, except as disclosed on Schedule 3.14 (a) no Well is subject to material penalties on allowable production after the Effective Time because of any overproduction, and (b) there are no Wells that such Seller is obligated by any Legal Requirement or contract to plug or abandon or that are currently subject to exceptions to a requirement to plug or abandon issued by a Governmental Body.

3.15 Leases and Rights-of-Way. To such Seller’s Knowledge, no written demands or written notices of default or noncompliance or dispute have been received by any Seller relating to the Leases or Rights-of-Way that remain uncured or outstanding.

3.16 Disclosures with respect to Materiality. Inclusion of a matter on Sellers’ disclosure Schedules with respect to a representation or warranty that is qualified by “material” or any variant thereof shall not necessarily be deemed an indication that such matter does, or may, be material. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers, as of the Execution Date and the Closing Date, the following:

4.01 Organization and Good Standing; Identity of Buyer. Buyer is a limited liability company and duly organized, validly existing, and in good standing under the laws of Delaware and is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are located.

4.02 Authority; No Conflict.

(a)	This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon the execution and delivery by Buyer of the Instruments of Conveyance and any other documents executed and delivered by Buyer at the Closing (collectively, “Buyer’s Closing Documents”), Buyer’s Closing Documents shall constitute the legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Buyer has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and Buyer’s Closing Documents, and to perform its obligations under this Agreement and Buyer’s Closing Documents.

(b)	Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions.

(c)	Assuming receipt of all Consents, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer shall (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer, (ii) contravene, conflict with, or result in a violation of any resolution adopted by the board of managers, or members of Buyer, or (iii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions, to terminate, accelerate, or modify any terms of, or to exercise any remedy or obtain any relief under, any agreement or any Legal Requirement or Order to which Buyer may be subject.

(d)	Except as set forth in Schedule 3.11, Buyer is not and shall not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.03 Certain Proceedings. There is no Proceeding pending against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been Threatened.

4.04 Knowledgeable Investor. Buyer is an experienced and knowledgeable investor in the oil and gas business. Prior to entering into this Agreement, Buyer was advised by its own legal, tax, and other professional counsel concerning this Agreement, the Contemplated Transactions, the Assets, and their value, and it has relied solely thereon and on the representations and obligations of Sellers in this Agreement and the documents to be executed by Sellers in connection with this Agreement at the Closing. Buyer is acquiring the Assets for its own account and not for sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky laws, or any other applicable Legal Requirements.

4.05 Qualification. Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Buyer is not acquiring the Assets in connection with a distribution or resale thereof in violation of federal or state securities laws and the rules and regulations thereunder. Without limiting Section 6.02, Buyer is, or as of the Closing will be, qualified under applicable Legal Requirements to hold leases, rights-of-way, and other rights issued or controlled by (or on behalf of) any applicable Governmental Body and will be qualified under applicable Legal Requirements to own and operate the Assets. Buyer has, or as of the Closing will have, posted such bonds as may be required for the ownership or, where applicable, operatorship by Buyer of the Assets. To Buyer’s Knowledge, no fact or condition exists with respect to Buyer or the Assets which may cause any Governmental Body to withhold its approval of the Contemplated Transactions.

4.06 Brokers. Neither Buyer nor its Affiliates have incurred any obligation or liability, contingent or otherwise, for broker’s or finder’s fees with respect to the Contemplated Transactions other than obligations that are or will remain the sole responsibility of Buyer and its Affiliates.

4.07 Financial Ability. Buyer has sufficient cash, available lines of credit, or other sources of immediately available funds to enable it to (a) deliver the amounts due at the Closing, (b) take such actions as may be required to consummate the Contemplated Transactions, and (c) timely pay and perform Buyer’s obligations under this Agreement and Buyer’s Closing Documents. Buyer expressly acknowledges that the failure to have sufficient funds shall in no event be a condition to the performance of its obligations hereunder, and in no event shall the Buyer’s failure to perform its obligations hereunder be excused by failure to receive funds from any source.

4.08 Securities Laws. At no time has Buyer been presented with or solicited by or through any public promotion or any form of advertising in connection with the Contemplated Transactions. Buyer is not acquiring the Assets with the intent of distributing fractional, undivided interests that would be subject to regulation by federal or state securities laws, and that if it sells, transfers, or otherwise disposes of the Assets or fractional undivided interests therein, it shall do so in compliance with applicable federal and state securities laws.

4.09 Business Use, Bargaining Position. Buyer is purchasing the Assets for commercial or business use. Buyer has sufficient knowledge and experience in financial and business matters that enables it to evaluate the merits and the risks of transactions such as the Contemplated Transactions, and Buyer is not in a significantly disparate bargaining position with Sellers. Buyer expressly acknowledges and recognizes that the price for which Sellers have agreed to sell the Assets and perform their respective obligations under the terms of this Agreement has been predicated upon the inapplicability of the Texas Deceptive Trade Practices—Consumer Protection Act, V.C.T.A. BUS & COMM ANN. § 17.41 et seq. (the “DTPA”), to the extent applicable, or any similar Legal Requirement, and the waiver of the DTPA, and any similar Legal Requirement, by Buyer contained in Section 13.04. BUYER FURTHER RECOGNIZES THAT SELLER, IN DETERMINING TO PROCEED WITH ENTERING INTO THIS AGREEMENT, HAS EXPRESSLY RELIED ON THE PROVISIONS OF THIS ARTICLE 4.

4.10 Bankruptcy. There are no bankruptcy, reorganization, receivership, or arrangement proceedings pending or being contemplated by Buyer or, to Buyer’s Knowledge, Threatened against Buyer. Buyer is, and will be immediately after giving effect to the Contemplated Transactions, solvent.

ARTICLE 5

COVENANTS OF SELLERS

5.01 Access and Investigation.

(a)	Between the Execution Date and the Closing Date, to the extent doing so would not violate applicable Legal Requirements, a Seller’s obligations to any Third Party or other restrictions on Sellers (provided that Sellers shall use commercially reasonable efforts to obtain consents or waivers from Third Parties with respect to such obligations or other restrictions if requested to do so by Buyer), each Seller shall afford Buyer and its Representatives access, by appointment only, during such Seller’s regular hours of business to reasonably appropriate Seller personnel, any of such Seller’s contracts, books and records, and other documents and data related to the Assets, except any such contracts, books and records, or other documents and data that are Excluded Assets or that cannot, without unreasonable effort or expense, be separated from any contracts, books and records, or other documents and data that are Excluded Assets; PROVIDED THAT, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR IN THE INSTRUMENTS OF CONVEYANCE, SELLERS MAKE NO REPRESENTATION OR WARRANTY, AND EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF THE DOCUMENTS, INFORMATION, BOOKS, RECORDS, FILES, AND OTHER DATA THAT SELLERS MAY PROVIDE OR DISCLOSE TO BUYER.

(b)	Notwithstanding the provisions of Section 5.01(a), (i) Buyer’s investigation shall be conducted in a manner that minimizes interference with the operation of the business of Sellers and any applicable Third Parties, and (ii) Buyer’s right of access shall not entitle Buyer to operate equipment or conduct subsurface or other invasive testing or sampling. Environmental review shall not exceed the review contemplated by a Phase I Environmental Site Assessment without Sellers’ prior written permission, which may be withheld in Sellers’ sole discretion.

(c)	Buyer acknowledges that, pursuant to its right of access to the Records and the other Assets, Buyer will become privy to confidential and other information of Sellers and their respective Affiliates and the Assets and that such confidential information shall be held confidential by Buyer and Buyer’s Representatives in accordance with the terms of the Confidentiality Agreement. If the Closing should occur, the foregoing confidentiality restriction on Buyer, including the Confidentiality Agreement, shall terminate (except as to the Excluded Assets); provided that such termination of the Confidentiality Agreement shall not relieve any party thereto from any liability thereunder for the breach of such agreement prior to the Execution Date.

5.02 Operation of the Assets. Except as set forth on Schedule 5.02, or as required by applicable Legal Requirements, between the Execution Date and the Closing, Sellers shall operate their business with respect to Sellers’ ownership of the Assets in the ordinary course, and, without limiting the generality of the preceding, each Seller shall:

(a)	not transfer, sell, hypothecate, encumber, or otherwise dispose of any of the Assets, except as required under any Leases or Contracts, and except for sales of Hydrocarbons, equipment and inventory in the ordinary course of business;

(b)	not abandon any Asset (except the abandonment or expiration of Leases in accordance with their terms, including with respect to leases not capable of producing in paying quantities after the expiration of their primary terms or for failure to pay delay rentals or shut-in royalties or similar types of lease maintenance payments, which shall, in each case, be at such Seller’s sole discretion);

(c)	not execute, terminate, cancel, extend, or materially amend or modify any Material Contract, Lease or Right-of-Way other than the execution or extension of a Contract for the sale, exchange, transportation, gathering, treating, or processing of Hydrocarbons terminable without penalty on ninety (90) days’ or shorter notice; and

(d)	not commit to do any of the foregoing.

Buyer acknowledges that Sellers own undivided interests in certain of the properties comprising the Assets where Buyer is the operator, and Buyer agrees that the acts or omissions of Buyer as the operator of the Assets shall not constitute a Breach of the provisions of this Section 5.02, nor shall any action required by a vote of working interest owners constitute such a Breach so long as the applicable Seller or its Affiliate has voted its interest in a manner that complies with the provisions of this Section 5.02.

5.03 Insurance. Each Seller shall maintain in force during the period from the Execution Date until the Closing, all of such Seller’s insurance policies pertaining to the Assets in the amounts and with the coverages currently maintained by such Seller. The daily pro-rated annual premiums for insurance that accrue after the Effective Time and are attributable to the insurance coverage for the period after the Effective Time until the Closing will constitute Property Costs.

5.04 Consent and Waivers. Sellers shall use commercially reasonable efforts to obtain prior to the Closing written waivers of all Preferential Purchase Rights and all Consents necessary for the transfer of the Assets to Buyer; provided that in the event Sellers are unable to obtain all such waivers of Preferential Purchase Rights and Consents after using such commercially reasonable efforts, such failure to satisfy shall not constitute a Breach of this Agreement. Sellers shall not be required to make any payments to, or undertake any obligations for the benefit of, the holders of such rights in order to obtain the Required Consents. Buyer shall cooperate with Sellers in seeking to obtain such Consents.

5.05 Amendment to Schedules. Until the fifth (5th) Business Day before Closing, Sellers shall have the right (but not the obligation) to supplement the Schedules relating to the representations and warranties set forth in Article 3 with respect to any matters discovered or occurring subsequent to the Execution Date. Except to the extent such updates are a direct result of actions taken by Buyer, or by Seller with Buyer’s consent pursuant to Section 5.02, prior to Closing, any such supplement shall not be considered for purposes of determining if Buyer’s Closing conditions have been met under Section 7.01 or for determining any remedies available under this Agreement; provided, however, that if Closing occurs, then such supplements shall be incorporated into Sellers’ disclosure Schedules and Buyer shall not be entitled to make a claim pursuant to Section 10.02(a) with respect to any such matters that occurred after the Execution Date and were not the result of a Breach of the Sellers’ covenants or obligations under this Agreement.

ARTICLE 6

OTHER COVENANTS

6.01 Notification and Cure. If Buyer has Knowledge as of the Execution Date of any Breach of Seller’s representations and warranties, Buyer shall have no remedy under this Agreement, including under Section 9.01 and Article 10, with respect to such Breach. Between the Execution Date and the Closing Date, Buyer shall promptly notify Sellers in writing and Sellers shall promptly notify Buyer in writing if Sellers or Buyer, as applicable, obtain Knowledge of any Breach, in any material respect, of any Party’s representations and warranties or covenants as of the Execution Date, or of an occurrence after the Execution Date that would cause or constitute a Breach, in any material respect, of any such representation and warranty or covenant had such representation and warranty or covenants been made as of the time of occurrence or discovery of such fact or condition. If any of Buyer’s or Sellers’ representations or warranties are untrue or shall become untrue in any material respect between the Execution Date and the Closing Date, or if any of Buyer’s or Sellers’ covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, and if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 9.01(d)), then such breach shall be considered not to have occurred for all purposes of this Agreement.

6.02 Satisfaction of Conditions. Between the Execution Date and the Closing Date (a) Sellers shall use commercially reasonable efforts to cause the conditions in Article 7 to be satisfied, and (b) Buyer shall use commercially reasonable efforts to cause the conditions in Article 8 to be satisfied; provided, however, that if Sellers or Buyer, as applicable, are unable to satisfy such conditions after using such commercially reasonable efforts, such failure to satisfy shall not constitute a Breach of this Agreement.

6.03 Insurance, Bonds, Letters of Credit, and Guaranties.

(a)	The Parties understand that none of the insurance currently maintained by Sellers or Sellers’ respective Affiliates covering the Assets, nor any of the bonds, letters of credit, or guaranties, if any, posted by Sellers or Sellers’ respective Affiliates with Governmental Bodies or co-owners and relating to the Assets will be transferred to Buyer.

(b)	Promptly (but in no event later than thirty (30) days) after Closing, Buyer shall, at its sole cost and expense, make all filings with Governmental Bodies necessary to assign and transfer the Assets and title thereto and to comply with applicable Legal Requirements, and Sellers shall reasonably assist Buyer with such filings. The Parties acknowledge that Buyer shall be entitled to make a claim under the special warranty of Defensible Title in the Instruments of Conveyance for any Encumbrance on any Seller’s interest in the Assets arising by, through, or under Sellers, but not otherwise, after the Closing and before Buyer files the Instruments of Conveyance of record in the applicable county records.

6.04 Governmental Reviews. Sellers and Buyer shall (and shall cause their respective Affiliates to), in a timely manner, make all other required filings (if any) with, prepare applications to, and conduct negotiations with Governmental Bodies as required to consummate the Contemplated Transactions. Each Party shall, to the extent permitted pursuant to applicable Legal Requirements, cooperate with and use all reasonable efforts to assist the other with respect to such filings, applications and negotiations.

ARTICLE 7

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.01 Accuracy of Representations. All of Sellers’ respective representations and warranties set forth in Article 3 must have been true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, true and correct in all respects) as of the Execution Date, and must be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, true and correct in all respects) as of the Closing Date as if made by Sellers on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality, true and correct in all respects) on and as of such specified date.

7.02 Sellers’ Performance. All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

7.03 No Proceedings. There must not have been commenced or Threatened any Proceeding (other than any matter initiated by either Buyer or its Affiliates) seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

7.04 No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

7.05 Necessary Consents and Approvals. All Consents from Governmental Bodies and all approvals from Governmental Bodies required for the Contemplated Transactions, except Consents and approvals of assignments by Governmental Bodies that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

7.06 Closing Deliverables. Sellers shall have delivered (or be ready, willing and able to deliver at the Closing) to Buyer the documents and other items required to be delivered by Sellers under Section 2.04(a).

ARTICLE 8

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

Sellers’ obligation to sell the Assets and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

8.01 Accuracy of Representations. All of Buyer’s representations and warranties set forth in Article 4 must have been true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, true and correct in all respects) as of the Execution Date, and must be true and correct in all material respects (or, with respect to representations and warranties qualified by materiality, true and correct in all respects) as of the Closing Date as if made on the Closing Date, other than any such representation and warranty that refers to a specified date, which need only be true and correct in all material respects (or, if qualified by materiality, true and correct in all respects) on and as of such specified date.

8.02 Buyer’s Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been duly performed and complied with in all material respects.

8.03 No Proceedings. There must not have been commenced or Threatened any Proceeding (other than any matter initiated by any Seller or an Affiliate of any Seller) seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, any of the Contemplated Transactions.

8.04 No Orders. On the Closing Date, there shall be no Order pending or remaining in force of any Governmental Body having appropriate jurisdiction that attempts to restrain, enjoin, or otherwise prohibit the consummation of the Contemplated Transactions, or that grants material damages in connection therewith.

8.05 Necessary Consents and Approvals. All Consents from Governmental Bodies and all approvals from Governmental Bodies required for the Contemplated Transactions, except Consents and approvals of assignments by Governmental Bodies that are customarily obtained after closing, shall have been granted, or the necessary waiting period shall have expired, or early termination of the waiting period shall have been granted.

8.06 Closing Deliverables. Buyer shall have delivered (or be ready, willing and able to deliver at the Closing) to Sellers the documents and other items required to be delivered by Buyer under Section 2.04(b).

ARTICLE 9

TERMINATION

9.01 Termination Events. This Agreement may, by written notice given prior to or at the Closing, be terminated:

(a)	by mutual written agreement of Sellers and Buyer;

(b)	by Buyer, if any Seller has committed a material Breach of this Agreement and such Breach causes any of the conditions to Closing set forth in Article 7 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, the applicable Seller or Sellers shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 9.01(b) shall not become effective unless such Seller or Sellers fail to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, if (i) Sellers’ conditions to Closing have been satisfied or waived in full, (ii) Buyer is not in material Breach of the terms of this Agreement and (iii) all of Buyer’s conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Sellers to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement;

(c)	by Sellers, if Buyer has committed a material Breach of this Agreement and such breach causes any of the conditions to Closing set forth in Article 8 not to be satisfied (or, if prior to Closing, such Breach is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a Breach that is capable of being cured, Buyer shall have a period of ten (10) Business Days following receipt of such notice to attempt to cure the Breach and the termination under this Section 9.01(c) shall not become effective unless Buyer fails to cure such Breach prior to the end of such ten (10) Business Day period; provided, further, if (i) Buyer’s conditions to Closing have been satisfied or waived in full, (ii) Sellers are not in material Breach of the terms of this Agreement and (iii) all of Sellers’ conditions to Closing have been satisfied or waived, then the refusal or willful or negligent delay by Buyer to timely close the Contemplated Transactions shall constitute a material Breach of this Agreement;

(d)	by either Sellers or Buyer if the Closing has not occurred on or before August 1, 2017 (the “Outside Date”), or such later date as the Parties may agree upon in writing; provided that such failure does not result from the terminating Party’s or Parties’ material Breach of this Agreement;

(e)	by either Sellers or Buyer if (i) any Legal Requirement has made the consummation of the Contemplated Transactions illegal or otherwise prohibited, or (ii) a Governmental Body has issued an Order, or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the Contemplated Transactions, and such order, decree, ruling, or other action has become final and nonappealable; or

(f)	by Sellers if the sum of (i) all Title Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible (less the sum of all Title Benefit Values), plus (ii) the Aggregate Environmental Defect Values asserted by Buyer in good faith and without taking into account the Aggregate Defect Deductible, plus (iii) the aggregate downward Purchase Price adjustments under Section 11.02, plus (iv) the aggregate downward Purchase Price adjustments under Section 11.03, exceeds twenty-five percent (25%) of the unadjusted Purchase Price;

(g)	by Buyer if the sum of (i) all Title Defect Values agreed on by the Parties or finally determined pursuant to Article 11, plus (ii) all Environmental Defect Values agreed on by the Parties or finally determined pursuant to Article 11, plus (iii) the aggregate downward Purchase Price adjustments under Section 11.02, plus (iv) the aggregate downward Purchase Price adjustments under Section 11.03, exceeds twenty-five percent (25%) of the unadjusted Purchase Price; or

(h)	by Sellers if Buyer fails to deposit the Deposit Amount into the Escrow Account on or before 5:00 p.m. (Central Time) on the first (1st) Business Day after the Execution Date.

9.02 Effect of Termination; Distribution of the Deposit Amount.

(a)	If this Agreement is terminated pursuant to Section 9.01, all further obligations of the Parties under this Agreement shall terminate; provided that (a) such termination shall not impair nor restrict the rights of any Party against any other Party or Parties with respect to the Deposit Amount pursuant to Section 9.02(b), (b) except to the extent either Sellers or Buyer has received the Deposit Amount (and with respect to Buyer, damages pursuant to Section 9.02(b)(ii)) as liquidated damages pursuant to Section 9.02(b), the termination of this Agreement shall not relieve any Party from liability for any failure to perform or observe in any material respect any of its agreements or covenants contained herein which are to be performed or observed at or prior to Closing, (c) except to the extent either Seller or Buyer have received the Deposit Amount (and with respect to Buyer, damages pursuant to Section 9.02(b)(ii)) as liquidated damages pursuant to Section 9.02(b), to the extent such termination results from the material Breach by a Party of any of its covenants or agreements hereunder, the other Party or Parties shall be entitled to all remedies available at law or in equity with respect to such Breach and shall be entitled to recover court costs and reasonable attorneys’ fees in addition to any other relief to which such Party may be entitled, and (d) the following provisions shall survive the termination: Article 1, Sections 9.02, 10.02(c), 10.03(c), 10.06, 10.07, 10.10, 10.11, 10.12, Article 13 (other than Section 13.01) and any such terms as set forth in this Agreement that are necessary to give context to any of the foregoing surviving Sections.

(b)	Notwithstanding anything to the contrary in Section 9.02(a):

(i)	If Sellers have the right to terminate this Agreement (A) pursuant to Section 9.01(c) or (B) pursuant to Section 9.01(d), if at such time Sellers could have terminated this Agreement pursuant to Section 9.01(c) (without regard to any cure periods contemplated therein, but with Buyer given a ten (10) Business Day cure period after any notice of intent to so terminate pursuant to Section 9.01(d)), then, in either case, Sellers shall have the right, at their sole discretion, to either (1) enforce specific performance by Buyer of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for herein, or (2) if Sellers do not seek and successfully enforce specific performance, terminate this Agreement and receive the Deposit Amount as liquidated damages (and not as a penalty). If Sellers elect to terminate this Agreement pursuant to this Section 9.02(b)(i) and receive the Deposit Amount as liquidated damages, (x) the Parties shall, within two (2) Business Days of Sellers’ election, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Sellers and (y) Sellers shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(ii)	If Buyer has the right to terminate this Agreement (A) pursuant to Section 9.01(b) or (B) pursuant to Section 9.01(d), if at such time Buyer could have terminated this Agreement pursuant to Section 9.01(b) (without regard to any cure periods contemplated therein, but with Sellers given a ten (10) Business Day cure period after any notice of intent to so terminate pursuant to Section 9.01(d)), then, in either case, Buyer shall have the right, at its sole discretion, to either (1) enforce specific performance by Sellers of this Agreement, without posting any bond or the necessity of proving the inadequacy as a remedy of monetary damages, in which event the Deposit Amount will be applied as called for herein, or (2) if Buyer does not seek and successfully enforce specific performance, terminate this Agreement and (in addition to retention of the Deposit Amount) seek to recover damages from Sellers in an amount up to, but not exceeding the Deposit Amount (unless the Breach that gave rise to Buyer’s right to terminate was knowing and intentional, such as refusing to perform or intentionally taking a prohibited action, in which event such damages may exceed the Deposit Amount) as liquidated damages (and not as a penalty). If Buyer elects to terminate this Agreement pursuant to this Section 9.02(b)(ii) and seek damages in an amount up to the Deposit Amount as liquidated damages, the Parties shall, within two (2) Business Days of Buyer’s election, (x) execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer and (y) Sellers shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(iii)	If this Agreement is terminated by Sellers in accordance with Section 9.01(h), then the Parties shall have no additional remedies against one another as a result of such termination, and Sellers shall be free to enjoy immediately all rights of ownership of the Assets and to sell, transfer, encumber, or otherwise dispose of the Assets to any Person without any restriction under this Agreement.

(c)	The Parties recognize that the actual damages for a Party’s material Breach of this Agreement would be difficult or impossible to ascertain with reasonable certainty and agree that the Deposit Amount would be a reasonable liquidated damages amount for such material Breach (subject to additional damages in the event of a knowing and intentional Breach by one or more of the Sellers).

(d)	If this Agreement is terminated by either Buyer or Sellers pursuant to Section 9.01 for any reason other than as described in Section 9.02(b), then, in any such case, the Parties shall, within two (2) Business Days of such termination, execute and deliver to the Escrow Agent a joint instruction letter directing the Escrow Agent to release the Deposit Amount to Buyer.

ARTICLE 10

INDEMNIFICATION; REMEDIES

10.01 Survival. The survival periods for the various representations, warranties, covenants and agreements contained herein shall be as follows: (a) Fundamental Representations shall survive indefinitely, (b) the representations and warranties in Section 3.04 and the covenants and agreements in Section 2.07(b) and Section 13.02 shall survive for the applicable statute of limitations plus sixty (60) days, (c) the special warranty of Defensible Title set forth in the Instruments of Conveyance shall survive for thirty-six (36) months after Closing, (e) all other representations, warranties, covenants and agreements of Sellers shall survive for fifteen (15) months after Closing and (f) all other representations, warranties, covenants and agreements of Buyer shall survive indefinitely. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided that there shall be no termination of any bona fide claim asserted pursuant to this Agreement with respect to such a representation, warranty, covenant or agreement prior to its expiration date. The indemnities in Sections 10.02(a), 10.02(b), 10.03(a) and 10.03(b) shall terminate as of the termination date of each respective representation, warranty, covenant or agreement that is subject to indemnification thereunder, except in each case as to matters for which a specific written claim for indemnity has been delivered to the indemnifying person on or before such termination date. The indemnities in Section 10.02(c) shall continue for twenty-four (24) months following the Closing. All other indemnities, and all other provisions of this Agreement, shall survive the Closing without time limit except as may otherwise be expressly provided herein.

10.02 Indemnification and Payment of Damages by Sellers. Except as otherwise limited in this Article 10, from and after the Closing, each Seller (being jointly and severally liable with each other Seller) shall defend, release, indemnify, and hold harmless Buyer Group from and against, and shall pay to the Buyer Group the amount of, any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights under this Agreement arising from, based upon, related to, or associated with:

(a)	any Breach of any representation or warranty made by any Seller in this Agreement, or in any certificate delivered by such Seller pursuant to this Agreement;

(b)	any Breach by any Seller of any covenant, obligation, or agreement of such Seller in this Agreement;

(c)	the Retained Liabilities;

(d)	the use, ownership or operation of the Excluded Assets; and

(e)	the use, ownership or operation of the Retained Assets.

Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the remedies provided in this Article 10 and Article 11, along with the special warranty of Defensible Title set forth in the Instruments of Conveyance, are Buyer Group’s exclusive legal remedies against Sellers with respect to this Agreement and the Contemplated Transactions, including breaches of the representations, warranties, covenants, obligations, and agreements of Sellers contained in this Agreement or the affirmations of such representations, warranties, covenants, obligations, and agreements contained in the certificates delivered by Sellers at Closing pursuant to Section 2.04, all other legal rights and remedies being expressly waived by Buyer Group; provided that Buyer is entitled to any equitable remedies available under applicable Legal Requirements in connection with any Breach by Sellers of Section 13.05.

10.03 Indemnification and Payment of Damages by Buyer. Except as otherwise limited in this Article 10 and Article 11, from and after the Closing, Buyer shall assume, be responsible for, pay on a current basis, and shall defend, release, indemnify, and hold harmless Seller Group from and against, and shall pay to Seller Group the amount of any and all Damages, whether or not involving a Third Party claim or incurred in the investigation or defense of any of the same or in asserting, preserving, or enforcing any of their respective rights under this Agreement arising from, based upon, related to, or associated with:

(a)	any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement;

(b)	any Breach by Buyer of any covenant, obligation, or agreement of Buyer in this Agreement;

(c)	any Damages arising out of or relating to access to the Assets and contracts, books and records and other documents and data relating thereto prior to the Closing, including Buyer’s title and environmental inspections pursuant to Sections 11.01 and 11.10, including Damages attributable to personal injury, illness or death, or property damage; and

(d)	the Assumed Liabilities.

Notwithstanding anything to the contrary contained in this Agreement, and except for Sellers’ termination rights under Article 9 of this Agreement, the remedies provided in this Article 10 are Seller Group’s exclusive legal remedies against Buyer with respect to this Agreement and the Contemplated Transactions, including breaches of the representations, warranties, covenants, obligations, and agreements by Buyer contained in this Agreement or the affirmations thereof contained in the certificates delivered by Buyer at Closing pursuant to Section 2.04, all other legal rights and remedies being expressly waived by Seller Group; provided that Sellers are entitled to any equitable remedies available under applicable Legal Requirements in connection with any Breach by Buyer of Article 13. Buyer shall have no obligations to indemnify any of the Seller Group for any Damages for which Sellers are obligated to indemnify Buyer Group pursuant to Section 10.02.

10.04 Indemnity Net of Insurance. The amount of any Damages for which an indemnified Party is entitled to indemnity under this Article 10 shall be reduced by the amount of insurance or indemnification proceeds realized by the indemnified Party or its Affiliates with respect to such Damages (net of any collection costs, and excluding the proceeds of any insurance policy issued or underwritten, or indemnity granted, by the indemnified Party or its Affiliates).

10.05 Limitations on Sellers’ Liability.

(a)	Except with respect to the Fundamental Representations and the representations and warranties included in Section 3.04, if the Closing occurs, Sellers shall not have any liability for any indemnification under Section 10.02(a): (a) for any Damages with respect to any occurrence, claim, award or judgment with respect to that do not individually exceed One Hundred Thousand Dollars ($100,000) net to Sellers’ interest (the “Individual Claim Threshold”); or (b) unless and until the aggregate Damages for which claim notices for claims meeting the Individual Claim Threshold are delivered by Buyer exceed two percent (2%) of the unadjusted Purchase Price, and then only to the extent such Damages exceed two percent (2%) of the unadjusted Purchase Price. Except with respect to the Fundamental Representations and the representations and warranties included in Section 3.04, in no event will Sellers be liable for Damages indemnified under Section 10.02(a) to the extent such damages, exceed twenty percent (20%) of the unadjusted Purchase Price. Notwithstanding anything herein to the contrary, in no event will Sellers’ aggregate liability under this Agreement exceed one hundred percent (100%) of the unadjusted Purchase Price.

(b)	Notwithstanding anything herein to the contrary, the obligations and rights of the Parties hereunder, and the Damages for which any Party is obligated to indemnify or entitled to indemnity under Section 10.02 or Section 10.03 shall be determined and calculated by excluding and without giving effect to any qualifiers as to materiality or other similar qualifiers set forth in any representation or warranty (including any bringdown of such representation or warranty in any certificate delivered pursuant to this Agreement).

10.06 Procedure for Indemnification—Third Party Claims.

(a)	Promptly after receipt by an indemnified party under Section 10.02 or 10.03 of a Third Party claim for Damages or notice of the commencement of any Proceeding against it, such indemnified party shall, if a claim is to be made against an indemnifying Party under such Section, give notice to the indemnifying Party or Parties of the commencement of such claim or Proceeding, together with a claim for indemnification pursuant to this Article 10. The failure of any indemnified party to give notice of a Third Party claim or Proceeding as provided in this Section 10.06 shall not relieve the indemnifying Party or Parties of its or their respective obligations under this Article 10 except to the extent such failure results in insufficient time being available to permit the indemnifying Party or Parties to effectively defend against the Third Party claim or participate in the Proceeding or otherwise prejudices the indemnifying Party’s or Parties’ ability to defend against the Third Party claim or participate in the Proceeding.

(b)	If any Proceeding referred to in Section 10.06(a) is brought against an indemnified party and the indemnified party gives notice to the indemnifying Party or Parties of the commencement of such Proceeding, the indemnifying Party or Parties shall be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying Party or Parties are also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying or Parties fail to provide reasonable assurance to the indemnified party of its or their financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party, and, after notice from the indemnifying Party or Parties to the indemnified party of the indemnifying Party’s or Parties’ election to assume the defense of such Proceeding, the indemnifying Party or Parties shall not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article 10 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding. Notwithstanding anything to the contrary in this Agreement, the indemnifying Party or Parties shall not be entitled to assume or continue control of the defense of any such Proceeding if (A) such Proceeding relates to or arises in connection with any criminal proceeding, (B) such Proceeding seeks an injunction or equitable relief against any indemnified Party or Parties, (C) such Proceeding has or would reasonably be expected to result in Damages in excess of the amount set forth in Section 10.05 (i.e., twenty percent (20%) of the unadjusted Purchase Price), or (D) the indemnifying Party or Parties have failed or are failing to defend in good faith such Proceeding. If the indemnifying Party or Parties assume the defense of a Proceeding, no compromise or settlement of such Third Party claims or Proceedings may be effected by the indemnifying Party or Parties without the indemnified party’s prior written consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other Third Party claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying Party or Parties, and (C) the indemnified party shall have no liability with respect to any compromise or settlement of such Third Party claims or Proceedings effected without its consent.

10.07 Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a Third Party claim may be asserted by notice to the Party or Parties from whom indemnification is sought.

10.08 Indemnification of Group Members. The indemnities in favor of Buyer and Sellers provided in Section 10.02 and Section 10.03, respectively, shall be for the benefit of and extend to such Parties’ present and former Group members. Any claim for indemnity under this Article 10 by any Group member other than Buyer or Sellers must be brought and administered by the relevant Party to this Agreement. No indemnified party other than Buyer and Sellers shall have any rights against either Sellers or Buyer under the terms of this Article 10 except as may be exercised on its behalf by Buyer or a Seller, as applicable, pursuant to this Section 10.08. Each Seller and Buyer may elect to exercise or not exercise indemnification rights under this Section on behalf of the other indemnified party affiliated with such Party in its sole discretion and shall have no liability to any such other indemnified party for any action or inaction under this Section.

10.09 Extent of Representations and Warranties.

(a)	NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE INSTRUMENTS OF CONVEYANCE, SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, AND DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT, OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER (INCLUDING ANY OPINION, INFORMATION, OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES BY ANY AFFILIATES OR REPRESENTATIVES OF ANY SELLER OR BY ANY INVESTMENT BANK OR INVESTMENT BANKING FIRM, ANY PETROLEUM ENGINEER OR ENGINEERING FIRM, SELLERS’ RESPECTIVE COUNSEL, OR ANY OTHER AGENT, CONSULTANT, OR REPRESENTATIVE OF ANY SELLER). WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE INSTRUMENTS OF CONVEYANCE, SELLERS EXPRESSLY DISCLAIM AND NEGATE ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO (A) THE TITLE TO ANY OF THE ASSETS, (B) THE CONDITION OF THE ASSETS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), IT BEING DISTINCTLY UNDERSTOOD THAT THE ASSETS ARE BEING SOLD “AS IS,” “WHERE IS,” AND “WITH ALL FAULTS AS TO ALL MATTERS,” (C) ANY INFRINGEMENT BY SELLERS OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, (D) ANY INFORMATION, DATA, OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF ANY SELLER (INCLUDING THE EXISTENCE OR EXTENT OF HYDROCARBONS OR THE MINERAL RESERVES, THE RECOVERABILITY OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL HYDROCARBON PRODUCTION AFTER THE CLOSING), AND (E) THE ENVIRONMENTAL CONDITION AND OTHER CONDITION OF THE ASSETS AND ANY POTENTIAL LIABILITY ARISING FROM OR RELATED TO THE ASSETS.

(b)	Buyer acknowledges and affirms that it has made its own independent investigation, analysis, and evaluation of the Contemplated Transactions and the Assets (including Buyer’s own estimate and appraisal of the extent and value of Sellers’ Hydrocarbon reserves attributable to the Assets and an independent assessment and appraisal of the environmental risks associated with the acquisition of the Assets). Buyer acknowledges that in entering into this Agreement, it has relied on the aforementioned investigation and the express representations and warranties of Sellers contained in this Agreement and the Seller Closing Documents. Buyer hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting, or causing to be commenced, any Proceeding of any kind against Sellers or their respective Affiliates, alleging facts contrary to the foregoing acknowledgment and affirmation.

10.10 Compliance With Express Negligence Test. The Parties agree that any indemnity, defense, and/or release obligation arising under this Agreement shall apply without regard to the negligence, strict liability, or other fault of the indemnified party, whether active, passive, joint, concurrent, comparative, contributory or sole, or any pre-existing condition, any breach of contract or breach of warranty, or violation of any legal requirement, except to the extent such damages were occasioned by the gross negligence or willful misconduct of the indemnified party or any group member thereof, it being the Parties’ intention that Damages to the extent arising from the gross negligence or willful misconduct of the indemnified party or any group member thereof not be covered by the release, defense, or indemnity obligations in this Agreement. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

10.11 Limitations of Liability. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Sellers or Buyer ever be liable for, and each Party releases the others from, any consequential, special, indirect, exemplary, or punitive damages or claims relating to or arising out of the Contemplated Transactions or this Agreement; provided, however, that any consequential, special, indirect, exemplary, or punitive damages recovered by a Third Party (including a Governmental Body, but excluding any Affiliate of any Group member) against a Person entitled to indemnity pursuant to this Article 10 shall be included in the Damages recoverable under such indemnity. Notwithstanding the foregoing, lost profits shall not be excluded by this provision as to recovery hereunder to the extent constituting direct Damages.

10.12 No Duplication. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation, or agreement herein. Neither Buyer nor Sellers shall be liable for indemnification with respect to any Damages based on any sets of facts to the extent the Purchase Price is being or has been adjusted pursuant to Section 2.05 by reason of the same set of facts.

10.13 Disclaimer of Application of Anti-Indemnity Statutes. Sellers and Buyer acknowledge and agree that the provisions of any anti-indemnity statute relating to oilfield services and associated activities shall not be applicable to this Agreement or the Contemplated Transactions.

10.14 Waiver of Right to Rescission. Sellers and Buyer acknowledge that, following the Closing, the payment of money, as limited by the terms of this Agreement, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained herein or for any other claim arising in connection with or with respect to the Contemplated Transactions. As the payment of money shall be adequate compensation, following Closing, Sellers and Buyer waive any right to rescind this Agreement or any of the transactions contemplated hereby.

ARTICLE 11

TITLE MATTERS AND ENVIRONMENTAL MATTERS; PREFERENTIAL PURCHASE RIGHTS; CONSENTS

11.01 Title Examination and Access. Buyer may make or cause to be made at its expense such examination as it may desire of Sellers’ title to the Assets. For such purposes, until the Defect Notice Date, each Seller shall give to Buyer and its Representatives access during such Seller’s regular hours of business to originals or, in such Seller’s sole discretion, copies (which copies may, at such Seller’s sole discretion, be in electronic format), of all of the files, records, contracts, correspondence, maps, data, reports, plats, abstracts of title, lease files, well files, unit files, division order files, production marketing files, title opinions, title files, title records, ownership maps, surveys, and any other information, data, records, and files that such Seller has relating in any way to the title to the Assets, the past or present operation thereof, and the marketing of production therefrom, in accordance with, and subject to the limitations in, Section 5.01.

11.02 Preferential Purchase Rights. Sellers shall provide all notices necessary to comply with or obtain the waiver of all Preferential Purchase Rights which are applicable to the Contemplated Transactions prior to the Closing Date and in accordance with Section 5.04. To the extent any such Preferential Purchase Rights are exercised by any holders thereof, then the Asset(s) subject to such Preferential Purchase Rights shall not be sold to Buyer and shall be excluded from the Assets and sale under this Agreement and shall be considered Retained Assets. The Purchase Price shall be adjusted downward by the Allocated Value of the Asset(s) so retained. On the Closing Date, if the time period for exercising any Preferential Purchase Right has not expired, but no notice of waiver (nor of the exercise of such Preferential Purchase Right) has been received from the holder thereof, then the Asset(s) subject to such Preferential Purchase Right shall be included in the Closing, with no adjustment to the Purchase

Price. After the Closing, if the holder of such Preferential Purchase Right exercises the Preferential Purchase Right, then Buyer shall convey the affected Asset(s) to such party, and shall receive the consideration for such affected Asset(s) directly from such party. If any holder of a Preferential Purchase Right initially elects to exercise that Preferential Purchase Right, but after the Closing Date, refuses to consummate the purchase of the affected Asset(s), then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase such Asset(s) for the Allocated Value thereof (subject to the adjustments pursuant to Section 2.05), and the closing of such transaction shall take place on a date designated by Sellers not more than one hundred eighty (180) days after the Closing Date. If such holder’s refusal to consummate the purchase of the affected Asset(s) occurs prior to the Closing Date, then, subject to the Parties’ respective rights and remedies as to the obligation to consummate the Contemplated Transactions, Buyer shall purchase the affected Asset(s) at the Closing in accordance with the terms of this Agreement.

11.03 Consents. Sellers shall initiate all procedures required to comply with or obtain all Consents required for the transfer of the Assets in accordance with Section 5.04.

(a)	If Sellers fail to obtain any Consent necessary for the transfer of any Asset to Buyer, Sellers’ failure shall be handled as follows:

(i)	If the Consent is a not a Required Consent, then the affected Assets shall nevertheless be conveyed at the Closing as part of the Assets, and Buyer shall have no claim against Sellers and Sellers shall have no claim against Buyer for failure to obtain such Consent.

(ii)	If the Consent is a Required Consent, the Purchase Price shall be adjusted downward by the Allocated Value of the affected Assets (which affected Assets shall include all Leases and Wells affected by the Applicable Contract or Lease for which a Consent is refused), and the affected Assets shall be treated as Retained Assets.

(b)	Notwithstanding the provisions of Section 11.03(a), if Sellers obtain a Required Consent described in Section 11.03(a)(ii) within one hundred eighty (180) days after the Closing, then Sellers shall promptly deliver conveyances of the affected Asset(s) to Buyer and Buyer shall pay to Sellers an amount equal to the Allocated Value of the affected Asset(s) in accordance with wire transfer instructions provided by Sellers (subject to the adjustments set forth in Section 2.05).

11.04 Title Defects. Buyer shall notify Sellers of Title Defects (“Title Defect Notice(s)”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on June 22, 2017 (the “Defect Notice Date”). To be effective, each Title Defect Notice shall be in writing and include (a) a description of the alleged Title Defect and the Well or portion thereof (including by the currently producing formation) affected by such alleged Title Defect (each, a “Title Defect

Property”), (b) the Allocated Value of each Title Defect Property, (c) supporting documents reasonably necessary for Sellers to verify the existence of the alleged Title Defect, (d) Buyer’s preferred manner of curing such Title Defect, and (e) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by such alleged Title Defect and the computations upon which Buyer’s belief is based (the “Title Defect Value”). To give Sellers an opportunity to commence reviewing and curing Title Defects, Buyer agrees to use reasonable efforts to give Sellers, on a weekly basis prior to the Defect Notice Date, written notice of all alleged Title Defects (as well as any claims that would be claims under the special warranty of Defensible Title set forth in the Instruments of Conveyance) discovered by Buyer during the preceding week. Notwithstanding anything herein to the contrary, subject to Buyer’s rights under the Instruments of Conveyance, Sellers shall have no liability under this Agreement for Title Defects not asserted by a Title Defect Notice meeting all of the requirements set forth in the preceding sentence no later than 5:00 p.m. Central Time on the Defect Notice Date.

11.05 Title Defect Value. The Title Defect Value shall be determined pursuant to the following guidelines, where applicable:

(a)	if the Parties agree on the Title Defect Value, then that amount shall be the Title Defect Value;

(b)	if the Title Defect is an Encumbrance that is undisputed and liquidated in amount, then the Title Defect Value shall be the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(c)	if the Title Defect represents a discrepancy between (i) Sellers’ Net Revenue Interest for the Title Defect Property and (ii) the Net Revenue Interest set forth for Sellers for such Title Defect Property in Exhibit A or Exhibit B, then the Title Defect Value shall be the product of the Allocated Value of such Title Defect Property, multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest set forth for Sellers for such Title Defect Property in Exhibit A or Exhibit B;

(d)	if the Title Defect represents an increase of (i) Sellers’ Working Interest for any Title Defect Property over (ii) the Working Interest set forth for Sellers for such Title Defect Property in Exhibit A or Exhibit B (in each case, except (A) increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements, or (B) increases to the extent that such increases are accompanied by a proportionate increase in Sellers’ Net Revenue Interest, as applicable), then the Title Defect Value shall be determined by calculating the Net Revenue Interest that results from such larger Working Interest, determining what the Net Revenue Interest would be using such calculated Net Revenue Interest and the Working Interest set forth for Sellers in Exhibit A or Exhibit B, and then calculating the adjustment in the manner set forth in clause (c) above; and

(e)	if the Title Defect represents an obligation or Encumbrance upon or other defect in title to the Title Defect Property of a type not described above, then the Title Defect Value shall be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Sellers and such other reasonable factors as are necessary to make a proper evaluation.

In no event, however, shall the total of the Title Defect Values related to a particular Asset exceed the Allocated Value of such Asset. The Title Defect Value with respect to a Title Defect shall be determined without any duplication of any costs or losses included in any other Title Defect Value hereunder, or for which Buyer otherwise receives credit in the calculation of the Purchase Price.

11.06 Sellers’ Cure or Contest of Title Defects. Sellers may contest any asserted Title Defect or Buyer’s good faith estimate of the Title Defect Value as described in Section 11.06(b) and may seek to cure any asserted Title Defect as described in Section 11.06(a).

(a)	Sellers shall have the right to cure any Title Defect on or before sixty (60) days after the Defect Notice Date or, if later, after the date of resolution of such Title Defect or the Title Defect Value by an Expert pursuant to Section 11.15 (the “Title Defect Cure Period”) by giving written notice to Buyer of their election to cure prior to the Closing Date or, if later, after the applicable Expert Decision date. If Sellers elect to cure and:

(i)	actually cure the Title Defect (“Cure”), prior to the Closing, then the Asset affected by such Title Defect shall be conveyed to Buyer at the Closing, and no Purchase Price adjustment will be made for such Title Defect; or

(ii)	do not cure the Title Defect prior to the Closing, then Sellers shall:

(A)	convey the affected Asset to Buyer and Buyer shall pay for the affected Asset at the Closing; provided, however that if Sellers are unable to Cure the Title Defect within the time provided in this Section 11.06, then Sellers shall include a downward adjustment in the Final Settlement Statement equal to the Title Defect Value for such Asset; or

(B)	if and only if Buyer agrees to this remedy in its sole discretion, indemnify Buyer against all Damages (up to the Allocated Value of the applicable Title Defect Property) resulting from such Title Defect with respect to such Title Defect Property pursuant to an indemnity agreement prepared by Sellers in a form and substance reasonably acceptable to Buyer.

(b)	Sellers and Buyer shall attempt to agree on the existence and Title Defect Value for all Title Defects. Representatives of the Parties, knowledgeable in title matters, shall meet during the Title Defect Cure Period for this purpose. However, Sellers or Buyer may at any time prior to the final resolution of the applicable Title Defect hereunder submit any disputed Title Defect or the Title Defect Value to arbitration in accordance with the procedures set forth in Section 11.15. If a contested Title Defect cannot be resolved prior to Closing, except as otherwise provided herein, the Asset affected by such Title Defect shall nevertheless be conveyed to Buyer at the Closing, and the Purchase Price will be adjusted downward in an amount equal to the Title Defect Value for such Asset; provided, however, that if the Title Defect Value as finally decided between the Parties or by the Expert, as applicable, is less than the Title Defect Value used for the Purchase Price adjustment, then Buyer shall include an upward adjustment in the Final Settlement Statement equal to the amount that the Title Defect Value (as of Closing) exceeds the Title Defect Value as finally determined.

11.07 Limitations on Adjustments for Title Defects. Notwithstanding the provisions of Sections 11.04, 11.05 and 11.06, Sellers shall be obligated to adjust the Purchase Price to account for uncured Title Defects only to the extent that the sum of (x) the aggregate Title Defect Values of all uncured Title Defects (the “Aggregate Title Defect Value”) (after taking into account any offsetting Title Benefit Values) plus (y) the Aggregate Environmental Defect Value exceeds the Aggregate Defect Deductible. In addition, if the Title Defect Value for any single Lease or Well is less than the De Minimis Title Defect Cost, such value shall not be considered in calculating the Aggregate Title Defect Value.

11.08 Title Benefits. If Sellers discover any right, circumstance or condition that operates (a) to increase the Net Revenue Interest above that shown for Sellers in Exhibit A or Exhibit B with respect to any Lease or Well, to the extent the same does not cause a greater than proportionate increase in such Seller’s Working Interest therein above that shown for such Seller in Exhibit A or Exhibit B for such Lease or Well, (b) to decrease the Working Interest of such Seller in any Lease or Well below that shown for such Seller in Exhibit A or Exhibit B for such Lease or Well, to the extent the same causes a decrease in such Seller’s Working Interest that is proportionately greater than the decrease in such Seller’s Net Revenue Interest therein below that shown for such Seller in Exhibit A or Exhibit B for such Lease or Well (each, a “Title Benefit”), then such Seller shall, from time to time and without limitation, have the right, but not the obligation, to give Buyer written notice of any such Title Benefits (a “Title Benefit Notice”), as soon as practicable but not later than 5:00 p.m. Central Time on the Defect Notice Date, stating with reasonable specificity the Assets affected, the particular Title Benefit claimed, and such Seller’s good faith estimate of the amount the additional interest increases the value of the affected Assets over and above that Asset’s Allocated Value (the “Title Benefit Value”). Buyer shall also promptly furnish Sellers with written notice of any Title Benefit (including a description of such Title Benefit and the Assets affected thereby with reasonable specificity (the “Title Benefit Properties”)) which is discovered by any of Buyer’s or any of its Affiliates’ Representatives, employees, title attorneys, landmen, or other title examiners. The Title Benefit Value of any Title Benefit shall be determined by the following methodology, terms and conditions (without duplication): (i) if the Parties agree on the Title Benefit Value, then that amount shall be the Title Benefit Value; (ii) if the Title Benefit represents a discrepancy between (A) Sellers’ Net Revenue Interest for any

Title Benefit Property and (B) the Net Revenue Interest set forth for Sellers for such Title Benefit Property in Exhibit A or Exhibit B, then the Title Benefit Value shall be the product of the Allocated Value of such Title Benefit Property multiplied by a fraction, the numerator of which is the Net Revenue Interest increase and the denominator of which is the Net Revenue Interest set forth Sellers for such Title Benefit Property in Exhibit A or Exhibit B; (iii) if the Title Benefit represents a decrease of (A) Sellers’ Working Interest for any Title Benefit Property below (B) the Working Interest set forth for Sellers for such Title Benefit Property in Exhibit A or Exhibit B, then the Title Benefit Value shall be determined by calculating the Net Revenue Interest that results from such reduced Working Interest, determining what the Net Revenue Interest would be using such calculated Net Revenue Interest and the Working Interest set forth for Sellers in Exhibit A or Exhibit B, and then calculating the adjustment in the manner set forth in clause (ii) above; and (iv) if the Title Benefit is of a type not described above, then the Title Benefit Value shall be determined by taking into account the Allocated Value of the Title Benefit Property, the portion of such Title Benefit Property affected by such Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of such Title Benefit Property, the values placed upon the Title Benefit by Buyer and Sellers and such other reasonable factors as are necessary to make a proper evaluation.

Sellers and Buyer shall attempt to agree on the existence and Title Benefit Value for all Title Benefits on before the end of the Title Defect Cure Period. If Buyer agrees with the existence of the Title Benefit and Sellers’ good faith estimate of the Title Benefit Value, then the Aggregate Title Defect Value shall be offset by the amount of the Title Benefit Value. If the Parties cannot reach agreement by the end of the Title Defect Cure Period, the Title Benefit or the Title Benefit Value in dispute shall be submitted to arbitration in accordance with the procedures set forth in Section 11.15. Notwithstanding the foregoing, the Parties agree and acknowledge that there shall be no upward adjustment to the Purchase Price for any Title Benefit. If a contested Title Benefit cannot be resolved prior to the Closing, Sellers shall convey the affected Asset to Buyer and Buyer shall pay for the Asset at the Closing in accordance with this Agreement as though there were no Title Benefits; provided, however, if the Title Benefit contest results in a determination that a Title Benefit exists, then the Aggregate Title Defect Value shall be adjusted downward by the Title Benefit Value as determined in such contest (which adjustment shall be made on the Final Settlement Statement).

11.09 Buyer’s Environmental Assessment. Beginning on the Execution Date and ending at 5:00 p.m. Central Time on the Defect Notice Date, Buyer shall have the right, at its sole cost, risk, liability, and expense, to conduct a Phase I Environmental Site Assessment of the Assets. During Sellers’ regular hours of business and after providing Sellers with written notice of any such activities no less than two (2) Business Days in advance, Buyer and its representatives shall be permitted to enter upon the Assets, inspect the same, review all of Sellers’ files and records (other than those for which any Seller has an attorney-client privilege) relating to the Assets, and generally conduct visual, non-invasive tests, examinations, and investigations. No sampling or other invasive inspections of the Assets may be conducted prior to Closing without Sellers’ prior written consent. Buyer’s access shall be in accordance with, and subject to the limitations in, Section 5.01.

11.10 Environmental Defect Notice. Buyer shall notify Sellers in writing of any Environmental Defect (an “Environmental Defect Notice”) promptly after the discovery thereof, but in no event later than 5:00 p.m. Central Time on the Defect Notice Date. To be effective, an Environmental Defect Notice shall include: (i) the Lease(s) or Well(s) affected; (ii) a complete and detailed description of the alleged Environmental Defect and the basis for such assertion under the terms of this Agreement; (iii) Buyer’s good faith estimate of the Environmental Defect Value with respect to such Environmental Defect; and (iv) appropriate documentation reasonably necessary for Sellers to substantiate Buyer’s claim and calculation of the Environmental Defect Value. Notwithstanding anything herein to the contrary but subject to and without limiting Buyer’s rights in respect of Section 3.13 (including under Article 10), Buyer forever waives Environmental Defects not asserted by an Environmental Defect Notice meeting all of the requirements set forth in the preceding sentence no later than 5:00 p.m. Central Time on the Defect Notice Date.

11.11 Sellers’ Exclusion, Cure or Contest of Environmental Defects. Sellers, in their sole discretion, (x) may elect to exclude at Closing any Asset (which will become a Retained Asset) affected by an asserted Environmental Defect if the Environmental Defect Value with respect to such Environmental Defect equals or exceeds the Allocated Value of the affected Asset(s) and reduce the Purchase Price by the Allocated Value(s) thereof, (y) may contest any asserted Environmental Defect or Buyer’s good faith estimate of the Environmental Defect Value as described in Section 11.11(b) and/or (z) may seek to remediate or cure any asserted Environmental Defect to the extent of the Lowest Cost Response as described in Section 11.11(a).

(a)	Sellers shall have the right to remediate or cure an Environmental Defect to the extent of the Lowest Cost Response on or before sixty (60) days after the Defect Notice Date or, if later, after the date of resolution of such Environmental Defect or the Environmental Defect Value by an Expert (the “Environmental Defect Cure Period”) by giving written notice to Buyer to that effect prior to the Closing Date or, if later, after the applicable Expert Decision date, together with Sellers’ proposed plan and timing for such remediation, and Sellers shall remain liable for all Damages arising out of or in connection with such Environmental Defect until such time as such remediation or cure is completed. If Sellers elect to pursue remediation or cure as set forth in this clause (a), Sellers shall implement such remediation or cure in a manner that is in compliance with all applicable Legal Requirements in a prompt and timely fashion for the type of remediation or cure. If Sellers elect to pursue remediation or cure and:

(i)	complete a Complete Remediation of an Environmental Defect prior to the Closing Date, the affected Lease(s) or Well(s) shall be included in the Assets conveyed at Closing, and no Purchase Price adjustment will be made for such Environmental Defect;

(ii)	do not complete a Complete Remediation prior to the Closing, unless Sellers elect to exclude such Asset(s) in accordance with this Section 11.11, then Sellers shall convey the affected Asset(s) to Buyer and Buyer shall pay for the affected Asset(s) at the Closing; provided, however that if Sellers are unable to complete a Complete Remediation of the Environmental Defect within the time provided in this Section 11.11, then Sellers shall include a downward adjustment in the Final Settlement Statement equal to the Environmental Defect Value for such Asset(s).

(b)	Sellers and Buyer shall attempt to agree on the existence and Environmental Defect Value of all Environmental Defects. Representatives of the Parties, knowledgeable in environmental matters, shall meet for this purpose. However, Sellers and Buyer may at any time prior to the final resolution of the applicable Environmental Defect hereunder elect to submit any disputed item to arbitration in accordance with the procedures set forth in Section 11.15. If a contested Environmental Defect cannot be resolved prior to the Closing, the affected Lease(s) or Well(s) (together with any other Assets appurtenant thereto) shall be included with the Assets conveyed to Buyer at Closing and the Purchase Price shall be reduced by the estimated Environmental Defect Value set forth in the Environmental Defect Notice for such contested Environmental Defect, and the final determination of the Environmental Defect and/or Environmental Defect Value shall be resolved pursuance to Section 11.15.

11.12 Limitations. Notwithstanding the provisions of Sections 11.10 and 11.11, no adjustment to the Purchase Price for Environmental Defect Values shall be made unless and until the sum of (x) the aggregate value of all Environmental Defect Values (the “Aggregate Environmental Defect Value”) plus (y) the Aggregate Title Defect Value (after taking into account any offsetting Title Benefit Values) exceeds the Aggregate Defect Deductible. If the Environmental Defect Value with respect to any single Environmental Defect is less than the De Minimis Environmental Defect Cost, such cost shall not be considered in calculating the Aggregate Environmental Defect Value.

11.13 Exclusive Remedies. The rights and remedies granted to Buyer in this Agreement are the exclusive rights and remedies against Sellers related to any Environmental Condition, or Damages related thereto. BUYER EXPRESSLY WAIVES, AND RELEASES SELLER GROUP FROM, ANY AND ALL OTHER RIGHTS AND REMEDIES IT MAY HAVE UNDER ENVIRONMENTAL LAWS AGAINST SELLER REGARDING ENVIRONMENTAL CONDITIONS, WHETHER FOR CONTRIBUTION, INDEMNITY, OR OTHERWISE. The foregoing is a specifically bargained for allocation of risk among the Parties, which the Parties agree and acknowledge satisfies the express negligence rule and conspicuousness requirement under Texas law.

11.14 Casualty Loss and Condemnation. If, after the Execution Date but prior to Closing Date, any portion of the Assets is destroyed by fire or other casualty or is expropriated or taken in condemnation or under right of eminent domain (a “Casualty Loss”), this Agreement shall remain in full force and effect, and Buyer shall nevertheless be required to close the Contemplated Transactions. In the event that the amount of the costs and expenses associated with repairing or restoring the Assets affected by such Casualty Loss exceeds One Million Dollars ($1,000,000) net to Sellers’ interest, Sellers must elect by written notice to Buyer prior to Closing either to (a) cause the Assets affected by such Casualty Loss to be repaired or restored, at Sellers’ sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), or (b) indemnify Buyer under an indemnification agreement mutually acceptable to the Parties against any costs or expenses that Buyer reasonably incurs to repair or restore the Assets subject to such Casualty Loss. In each case, Sellers shall retain all rights to insurance and other claims against Third Parties with respect to the applicable Casualty Loss except to the extent the Parties otherwise agree in writing. Sellers shall have no other liability or responsibility to Buyer with respect to a condemnation or Casualty Loss, EVEN IF SUCH CASUALTY LOSS SHALL HAVE RESULTED FROM OR SHALL HAVE ARISEN OUT OF THE SOLE OR CONCURRENT NEGLIGENCE, FAULT, VIOLATION OF A LEGAL REQUIREMENT OF SELLERS OR ANY MEMBER OF SELLER GROUP.

11.15 Expert Proceedings.

(a)	Each matter referred to this Section 11.15 (a “Disputed Matter”) shall be conducted in accordance with the Commercial Arbitration Rules of the AAA as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code), but only to the extent that such rules do not conflict with the terms of this Section 11.15. Any notice from one Party to the other referring a dispute to this Section 11.15 shall be referred to herein as an “Expert Proceeding Notice”.

(b)	The arbitration shall be held before a one member arbitration panel (the “Expert”), mutually agreed by the Parties. The Expert must (a) be a neutral party who has never been an officer, director or employee of or performed material work for a Party or any Party’s Affiliate within the preceding five (5)-year period and (b) agree in writing to keep strictly confidential the specifics and existence of the dispute as well as all proprietary records of the Parties reviewed by the Expert in the process of resolving such dispute. The Expert must have not less than ten (10) years’ experience as a lawyer in the State of Texas with experience in exploration and production issues. If disputes exist with respect to both title and environmental matters, the Parties may mutually agree to conduct separate arbitration proceedings with the title disputes and environmental disputes being submitted to separate Experts. Further, if disputes exist with respect to Assets located in multiple states, the Parties may mutually agree to conduct separate arbitration proceedings with the disputes related to Assets located in each state being submitted to a separate Expert. If, within five (5) Business Days after delivery of an Expert Proceeding Notice, the Parties cannot mutually agree on an Expert, then within seven (7) Business Days after delivery of such Expert Proceeding Notice, each of Sellers (collectively) and Buyer shall provide the other with a list of three (3) acceptable, qualified experts, and within ten (10) Business Days after delivery of such Expert Proceeding Notice, Sellers and Buyer shall each separately rank from one through six in order of preference each proposed expert on the combined lists, with a rank of one being the most preferred expert and the rank of six being the least preferred expert, and provide their respective rankings to the Dallas office of the AAA. Based on those rankings, the AAA will appoint the expert with the combined lowest numerical ranking to serve as the Expert for the Disputed Matters. If the rankings result in a tie or the AAA is otherwise unable to determine an Expert using the Parties’ rankings, the AAA will appoint an arbitrator from one of the Parties’ lists as soon as practicable upon receiving the Parties’ rankings. Each of Sellers (on one hand) and Buyer (on the other hand) will be responsible for paying one-half (1/2) of the fees charged by the AAA for the services provided in connection with this Section 11.15(b).

(c)	Within five (5) Business Days following the receipt by either Sellers or Buyer of the Expert Proceeding Notice, the Parties will exchange their written description of the proposed resolution of the Disputed Matters. Provided that no resolution has been reached, within five (5) Business Days following the selection of the Expert, the Parties shall submit to the Expert the following: (i) this Agreement, with specific reference to this Section 11.15 and the other applicable provisions of this Article 11, (ii) Buyer’s written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, (iii) Sellers’ written description of the proposed resolution of the Disputed Matters, together with any relevant supporting materials, and (iv) the Expert Proceeding Notice.

(d)	The Expert shall make its determination by written decision within fifteen (15) days following receipt of the materials described in Section 11.15(c) above (the “Expert Decision”). The Expert Decision with respect to the Disputed Matters shall be limited to the selection of the single proposal for the resolution of the aggregate Disputed Matters proposed by Sellers or Buyer that best reflects the terms and provisions of this Agreement, i.e., the Expert must select either Buyer’s proposal or Sellers’ proposal for resolution of the aggregate Disputed Matters.

(e)	The Expert Decision shall be final and binding upon the Parties, without right of appeal, absent manifest error. In making its determination, the Expert shall be bound by the rules set forth in this Article 11. The Expert may consult with and engage disinterested Third Parties to advise the Expert, but shall disclose to the Parties the identities of such consultants. Any such consultant shall not have worked as an employee or consultant for any Party or its Affiliates during the five (5)-year period preceding the arbitration nor have any financial interest in the dispute.

(f)	The Expert shall act as an expert for the limited purpose of determining the specific matters submitted for resolution herein and shall not be empowered to award damages, interest, or penalties to either Party with respect to any matter. Each Party shall bear its own legal fees and other costs of preparing and presenting its case. All costs and expenses of the Expert shall be borne by the non-prevailing Party in any such arbitration proceeding.

ARTICLE 12

INTENTIONALLY OMITTED

ARTICLE 13

GENERAL PROVISIONS

13.01 Records. Sellers, at Buyer’s cost and expense, shall deliver originals of all Records to Buyer (FOB the applicable Seller’s office) within ninety (90) days after the Closing. With respect to any original Records delivered to Buyer, subject to Section 13.13, (a) Sellers shall be entitled to retain copies of such Records, and (b) Buyer shall retain any such original Records for at least seven (7) years beyond the Closing Date, during which seven (7)-year period Sellers shall be entitled to obtain access to such Records, at reasonable business hours and upon prior notice to Buyer, so that Sellers may make copies of such original Records, at the applicable

Seller’s own expense, as may be reasonable or necessary for tax purposes or in connection with any Proceeding or Threatened Proceeding against a Seller or Sellers.

13.02 Expenses.

(a)	Except as otherwise expressly provided in this Agreement, each Party to this Agreement shall bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. However, the prevailing Party in any Proceeding brought under or to enforce this Agreement, excluding any expert proceeding pursuant to Section 11.15 or Section 2.05(d), shall be entitled to recover court costs and arbitration costs, as applicable, and reasonable attorneys’ fees from the non-prevailing Party or Parties, in addition to any other relief to which such Party is entitled.

(b)

All Transfer Taxes and all required documentary, filing and recording fees and expenses in connection with the filing and recording of the assignments, conveyances or other Instruments of Conveyance required to convey title to the Assets to Buyer shall be borne by Buyer. Sellers shall retain responsibility for, and shall bear, all Asset Taxes assessed with respect to the Assets for (i) any period ending prior to the Effective Time and (ii) the portion of any Straddle Period ending immediately prior to the Effective Time. All Asset Taxes with respect to the Assets arising on or after the Effective Time (including the portion of any Straddle Period beginning at the Effective Time) shall be allocated to and borne by Buyer. For purposes of allocation among the Parties of Asset Taxes assessed with respect to the Assets for any Straddle Period, (A) Asset Taxes that are attributable to the severance or production of Hydrocarbons shall be allocated based on severance or production occurring before the Effective Time (which shall be Sellers’ responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); (B) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (A)) shall be allocated based on transactions giving rise to such Asset Taxes occurring before the Effective Time (which shall be Sellers’ responsibility) and from and after the Effective Time (which shall be Buyer’s responsibility); and (C) Asset Taxes that are ad valorem, property or other Asset Taxes imposed on a periodic basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time (which shall be Sellers’ responsibility) and the portion of the Straddle Period beginning at the Effective Time (which shall be Buyer’s responsibility). For purposes of the preceding sentence, any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated pro rata per day between the portion of the Straddle Period ending immediately prior to the Effective Time and the portion of the Straddle Period beginning at the Effective Time. To the extent the actual amount of any Asset Taxes described in this Section 13.02(b) is not determinable at Closing or the Final Settlement Date, Buyer and Sellers shall utilize the most recent information available in estimating the amount of such Asset Taxes for purposes of Section 2.05. Upon determination of the actual amount of such Asset Taxes, timely payments will be made from one Party to the other to the extent necessary to cause each Party to bear the amount of such Asset Tax that is allocable to such Party under this Section 13.02(b). Any allocation of Asset Taxes between the Parties shall be in accordance with this Section 13.02(b).

(c)	Except as required by applicable Legal Requirements, in respect of Asset Taxes, (i) Sellers shall be responsible for timely remitting all (A) Asset Taxes due (excluding ad valorem and property Taxes) with respect to periods ending prior to the Closing Date, (B) Asset Taxes that are ad valorem and property Taxes due with respect to periods ending prior to the Effective Time (no matter when due), and (C) Asset Taxes that are ad valorem and property Taxes due prior to the Closing Date (subject, in each case, to Sellers’ right to reimbursement by Buyer under Section 13.02(b)), (ii) Buyer shall be responsible for timely remitting all (A) Asset Taxes (excluding ad valorem and property Taxes) with respect to periods ending on or after the Closing Date, and (B) all Asset Taxes that are ad valorem and property Taxes due on or after the Closing Date (other than such Asset Taxes to be paid by Seller pursuant to clause (i)(B) above) (subject, in each case, to Buyer’s right to reimbursement by Sellers under Section 13.02(b)), in each case, to the applicable taxing authority, (iii) Sellers shall prepare and timely file any (A) Tax Return for Asset Taxes (excluding ad valorem and property Taxes) required to be filed for periods ending prior to the Closing Date, and (B) Tax Return for Asset Taxes that are ad valorem and property Taxes due with respect to the Assets for periods ending prior to the Effective Time (no matter when due), and (C) Tax Return for Asset Taxes that are ad valorem and property Taxes due prior to the Closing Date, and (iv) Buyer shall prepare and timely file any (A) Tax Return for Asset Taxes (excluding ad valorem and property Taxes) required to be filed for periods ending on or after the Closing Date, and (B) Tax Return for Asset Taxes that are ad valorem and property Taxes required to be filed on or after the Closing Date (other than such Tax Returns to be filed by Seller pursuant to clause (iii)(B) above) (including Tax Returns related to any Straddle Period). Each Party shall indemnify and hold the other Parties harmless for any failure to file such Tax Returns and to make such payments. Buyer shall prepare all such Tax Returns relating to any Straddle Period on a basis consistent with past practice except to the extent otherwise required by applicable Legal Requirements. Buyer shall provide Sellers with a copy of any Tax Return relating to any Straddle Period for Sellers’ review at least ten (10) days prior to the due date for the filing of such Tax Return (or within a commercially reasonable period after the end of the relevant Taxable period, if such Tax Return is required to be filed less than ten (10) days after the close of such Taxable period), and Buyer shall incorporate all reasonable comments of Sellers provided to Buyer in advance of the due date for the filing of such Tax Return.

(d)	Buyer and Sellers agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or Sellers, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any tax. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until sixty (60) days after the expiration of the statute of limitations of the respective Tax periods (taking into account any extensions thereof) and to abide by all record retention agreements entered into with any taxing authority.

(e)	Sellers shall be entitled to any and all refunds of Asset Taxes allocated to Sellers pursuant to Section 13.02(b), and Buyer shall be entitled to any and all refunds of Asset Taxes allocated to Buyer pursuant to Section 13.02(b). If a Party receives a refund of Asset Taxes to which the other Party is entitled pursuant to this Section 13.02(e), the first Party shall promptly pay such amount to the other Party, net of any reasonable costs or expenses incurred by the first Party in procuring such refund.

13.03 Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and shall be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by electronic mail with receipt acknowledged, with the receiving Party affirmatively obligated to promptly acknowledge receipt, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate recipients and addresses set forth below (or to such other recipients and addresses as a Party may from time to time designate by notice to the other Party):

NOTICES TO BUYER:

Berry Petroleum Company, LLC

5201 Truxtun Avenue, Suite 100

Bakersfield, California 93309

Attention: Arthur T. Smith, Chief Executive Officer

E-mail: tsmith@bry.com

With a copy (which shall not constitute notice) to:

Norton Rose Fulbright US LLP

1301 McKinney, Suite 5100

Houston, TX 77010-3095

Attention: John G. Mauel, Partner

Email: john.mauel@nortonrosefulbright.com

NOTICES TO SELLERS:

To Sellers:

c/o Linn Energy Holdings, LLC

600 Travis Street, Suite 5100

Houston, Texas 77002

Attention: Candice J. Wells, General Counsel

Fax: (832) 726-5955

E-mail: CWells@linnenergy.com

With a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

600 Travis Street, 33rd Floor

Houston, TX 77002

Attention: Anthony Speier, P.C.

        Rahul Vashi

Fax: (713) 835-3601

Email: anthony.speier@kirkland.com

            rahul.vashi@kirkland.com

13.04 Governing Law; Jurisdiction; Service of Process; Jury Waiver. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE RIGHTS, DUTIES AND THE LEGAL RELATIONS AMONG THE PARTIES HERETO AND THERETO SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT ANY MATTER RELATED TO REAL PROPERTY SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA. WITHOUT LIMITING THE PARTIES’ AGREEMENT TO ARBITRATE IN SECTION 11.15 OR THE DISPUTE RESOLUTION PROCEDURE PROVIDED IN SECTION 2.05(d) WITH RESPECT TO DISPUTES ARISING THEREUNDER, THE PARTIES CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE FEDERAL COURTS OF THE UNITED STATES LOCATED IN HOUSTON, TEXAS OR THE STATE COURTS LOCATED IN HOUSTON, TEXAS FOR ANY ACTION ARISING OUT OF THIS AGREEMENT, ANY TRANSACTION DOCUMENTS, OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY SHALL BE EXCLUSIVELY LITIGATED IN SUCH COURTS DESCRIBED ABOVE HAVING SITES IN HOUSTON, TEXAS AND EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS SOLELY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. EACH PARTY HERETO VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING

OUT OF OR RELATING TO THIS AGREEMENT, ANY TRANSACTION DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY OR THEREBY. THE PARTIES FURTHER AGREE, TO THE EXTENT PERMITTED BY LAW, THAT A FINAL AND NONAPPEALABLE JUDGMENT AGAINST A PARTY IN ANY ACTION OR PROCEEDING CONTEMPLATED ABOVE SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION WITHIN OR OUTSIDE THE UNITED STATES BY SUIT ON THE JUDGMENT, A CERTIFIED OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE FACT AND AMOUNT OF SUCH JUDGMENT. TO THE EXTENT THAT A PARTY OR ANY OF ITS AFFILIATES HAS ACQUIRED, OR HEREAFTER MAY ACQUIRE, ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, SUCH PARTY (ON ITS OWN BEHALF AND ON BEHALF OF ITS AFFILIATES) HEREBY IRREVOCABLY (I) WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND (II) SUBMITS TO THE PERSONAL JURISDICTION OF ANY COURT DESCRIBED IN THIS SECTION 13.04.

13.05 Further Assurances. The Parties agree (a) to furnish upon request to each other such further information, (b) to execute, acknowledge, and deliver to each other such other documents, and (c) to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

13.06 Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable Legal Requirement, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties, (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.07 Entire Agreement and Modification. This Agreement supersedes all prior discussions, communications, and agreements (whether oral or written) among the Parties with respect to its subject matter and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement by the Parties with respect to its subject matter. This Agreement may not be amended or otherwise modified except by a written agreement executed by all Parties. No representation, promise, inducement, or statement of intention with respect to the subject matter of this Agreement has been made by any Party that is not embodied in this Agreement together with the documents, instruments, and writings that are delivered pursuant hereto, and no Party shall be bound by or liable for any alleged representation, promise, inducement, or statement of intention not so set forth. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any Schedule or Exhibit hereto, the terms and provisions of this Agreement shall govern, control, and prevail.

13.08 Assignments, Successors, and No Third Party Rights. No Party may assign any of its rights, liabilities, covenants, or obligations under this Agreement without the prior written consent of the other Parties (which consent may be granted or denied at the sole discretion of the other Parties), and (a) any assignment made without such consent shall be void, and (b) in the event of such consent, such assignment nevertheless shall not relieve such assigning Party of any of its obligations under this Agreement without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement shall apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties or any other agreement contemplated herein (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. Subject to the preceding sentence, this Agreement, any other agreement contemplated herein, and all provisions and conditions hereof and thereof, are for the sole and exclusive benefit of the Parties and such other agreements (and Buyer Group and Seller Group who are entitled to indemnification under Article 10), and their respective successors and permitted assigns.

13.09 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.

13.10 Article and Section Headings, Construction. The headings of Sections, Articles, Exhibits, and Schedules in this Agreement are provided for convenience only and shall not affect its construction or interpretation. All references to “Section,” “Article,” “Exhibit,” or “Schedule” refer to the corresponding Section, Article, Exhibit, or Schedule of this Agreement. Unless expressly provided to the contrary, the words “hereunder,” “hereof,” “herein,” and words of similar import are references to this Agreement as a whole and not any particular Section, Article, Exhibit, Schedule, or other provision of this Agreement. Each definition of a defined term herein shall be equally applicable both to the singular and the plural forms of the term so defined. All words used in this Agreement shall be construed to be of such gender or number, as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms and (in its various forms) means including without limitation. Each Party has had substantial input into the drafting and preparation of this Agreement and has had the opportunity to exercise business discretion in relation to the negotiation of the details of the Contemplated Transactions. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. This Agreement shall not be construed against any Party, and no consideration shall be given or presumption made on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement.

13.11 Counterparts. This Agreement may be executed and delivered (including by facsimile or e-mail transmission) in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

13.12 Press Release. No Party shall make any press release or other public announcement respecting this Agreement or the Contemplated Transactions prior to the time that is twenty-four (24) hours following the execution and delivery of this Agreement by the Parties. Subject to Section 13.13, if, prior to Closing, any Party wishes to make a press release or other public announcement respecting this Agreement or the Contemplated Transactions, such Party will provide the others with a draft of the press release or other public announcement for review at least twenty-four (24) hours prior to the time that such press release or other public announcement is to be made. The Parties will attempt in good faith to expeditiously reach agreement on such press release or other public announcement and the contents thereof; provided that failure to reach such agreement shall not prohibit a Party from making a press release or public announcement. Failure to provide comments back to the other Party within twenty-four (24) hours of receipt of the draft release or announcement will be deemed consent to the public disclosure of such press release or other public announcement and the content thereof. Sellers and Buyer shall each be liable for the compliance of their respective Affiliates with the terms of this Section 13.12. Notwithstanding anything to the contrary in this Section 13.12, no Party shall issue a press release or other public announcement that includes the name of a non-releasing Party or its Affiliates without the prior written consent of such non-releasing Party (which consent may be withheld in such non-releasing Party’s sole discretion).

13.13 Confidentiality. The Confidentiality Agreement shall terminate on the Closing Date and will thereafter be of no further force or effect. Each Party shall keep confidential, and cause its Affiliates and instruct its Representatives to keep confidential, all terms and provisions of this Agreement, except (a) as required by Legal Requirements or any standards or rules of any stock exchange to which such Party or any of its Affiliates is subject, (b) for information that is available to the public on the Closing Date, or thereafter becomes available to the public other than as a result of a breach of this Section 13.13, (c) to the extent required to be disclosed in connection with complying with or obtaining a waiver of any Preferential Purchase Right or Consent, and (d) to the extent that such Party must disclose the same in any Proceeding brought by it to enforce its rights under this Agreement. This Section 13.13 shall not prevent either Party from recording the Instruments of Conveyance delivered at the Closing or from complying with any disclosure requirements of Governmental Bodies that are applicable to the transfer of the Assets. The covenant set forth in this Section shall terminate two (2) years after the Closing Date.

13.14 Name Change. As promptly as practicable, but in any event within sixty (60) days after the Closing Date, Buyer shall eliminate, remove or paint over the use of the name “Linn” and/or variants thereof from the Assets, and, except with respect to such grace period for eliminating the existing usage, shall have no right to use any logos, trademarks, or trade names belonging to Sellers or any of its Affiliates. Buyer shall be solely responsible for any direct or indirect costs or expenses resulting from the change in use of name and any resulting notification or approval requirements.

13.15 Preparation of Agreement. Sellers, Buyer, and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

13.16 Joint and Several Liability of Sellers. Notwithstanding anything in this Agreement to the contrary, each of the Sellers shall be collectively responsible for, and shall have joint and several liability under this Agreement, with respect to the representations, warranties, covenants and agreements made by any one or more of the Sellers under this Agreement.

13.17 Appendices, Exhibits and Schedules. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party to this Agreement and its counsel has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

SELLERS:

Linn Energy Holdings, LLC

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	Executive Vice President and Chief Financial Officer

Linn Operating, LLC

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	Executive Vice President and Chief Financial Officer

Linn Midstream, LLC

By:	/s/ David B. Rottino
Name:	David B. Rottino
Title:	Executive Vice President and Chief Financial Officer
BUYER:

Berry Petroleum Company, LLC

By:	/s/ Arthur T. Smith
Name:	Arthur T. Smith
Title:	Chief Executive Officer

Signature Page to Purchase and Sale Agreement